Exhibit 10.11
AMENDED AND RESTATED LEASE AGREEMENT
Between
RUSSO FAMILY LIMITED PARTNERSHIP, LP, Landlord
and
SUNGARD AVAILABILITY SERVICES LP, Tenant
For
777 Central Boulevard, Carlstadt,
Bergen County, New Jersey
Prepared by:
Richard G. Berger, Esq.
Russo Development, LLC
71 Hudson Street
Hackensack, New Jersey 07601
(201) 487-5657

TABLE OF CONTENTS

1.	Commencement Date of Term	6

2.	Rent	6

3.	Additional Rent	7

4.	Repairs and Maintenance Obligations of Tenant	10

5.	Repairs and Maintenance Obligation of Landlord	12

6.	Utilities and Personal Property Taxes	12

7.	Glass, Damage by Tenant	14

8.	Use of Premises	14

9.	Alterations and Improvements	15

10.	Laws and Ordinances	17

11.	Insurance	17

12.	Landlord’s Liability	20

13.	Default of Landlord	21

14.	Default of Tenant	21

15.	Access to Premises	25

16.	Hold Harmless	25

17.	Assignment or Sublease	26

18.	Condemnation	27

19.	Fire or Casualty Loss	28

20.	Estoppel Certificate	29

21.	Signage	30

22.	Brokerage Commission	30

23.	Unavoidable Delays	30

24.	Subordination	31

25.	Security Deposit	31

26.	Surrender Obligations	32

27.	Intentionally Omitted	32

28.	Environmental Covenants	32

29.	Auction Sales	35

30.	Holding Over	35

31.	Quiet Possession	35

32.	Representations and Warranties of Landlord	36

33.	Notices	36

34.	Parties Bound	37

35.	Abandoned Personal Property	37

36.	Article Headings	38

37.	Governing Law	38

38.	Letter of Acceptance	38

39.	Intentionally Omitted	38

40.	Options to Renew	38

41.	Right of First Offer on Purchase of Demised Premises	38

42.	Intentionally Omitted	39

43.	Mobile Data Center	39

44.	Rooftop Rights	39

45.	Intentionally Omitted	41

46.	Supplemental HVAC	41

47.	Venting	41

48.	Grounding Equipment	42

49.	Backup Electrical Generators	42

50.	Due Execution	43

51.	Payment of Tenant’s Legal Costs Under Special Circumstances	43

AMENDED AND RESTATED
LEASE AGREEMENT
     THIS AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”), is made this 23 day of October, 2009, by and between:
RUSSO FAMILY LIMITED PARTNERSHIP, L.P. c/o Russo Development, L.L.C., 71 Hudson Street, Hackensack, New Jersey 07601 (hereinafter referred to as “Landlord”),
and
SUNGARD AVAILABILITY SERVICES LP, a Pennsylvania limited partnership, formerly known as SunGard Recovery Services LP, a Pennsylvania limited partnership, having an address of 680 E. Swedesford Road, Wayne, Pennsylvania 19807 (hereinafter referred to as “Tenant”).
RECITALS
     A. Landlord and Comdisco, Inc. (“Comdisco”) entered into a Lease Agreement dated October (no date), 1999, with respect to a building containing approximately 259,908 square feet, together with on-site parking for 378 vehicles, which facility is located at 777 Central Boulevard, in the Borough of Carlstadt, County of Bergen, and State of New Jersey, now known and designated as Lot No. 9 in Block 131 on the official tax map of the Borough of Carlstadt, Bergen County, New Jersey (the said Lease Agreement is hereinafter referred to as the “Comdisco Lease”). As contemplated by the Comdisco Lease, Comdisco increased the area within the building to approximately 301,827 square feet by installing a mezzanine of approximately 41.919 square feet within the building.
     B. Comdisco, Inc. assigned all of its right, title and interest in and to the Lease to SunGard Recovery Services LP, which accepted such assignment and assumed all of Comdisco’s right, title, interest, duties, benefits, and obligations under the Comdisco Lease.
     C. In connection with the foregoing assignment, Landlord and Tenant entered into an Amendment to Lease Agreement dated November 15, 2001 (the “Lease Amendment”).
     D. SunGard Recovery Services LP changed its name to SunGard Availability Services LP.
     E. Landlord and Tenant now wish to amend, restate and replace the Comdisco Lease and the Lease Amendment with a single integrated lease agreement containing new and revised terms and establishing new rental amounts and an extension of the lease term, all as set forth in this Agreement, to be effective as of October 1, 2009 (the “Effective Date”).

     NOW, THEREFORE, for good and valuable consideration, the receipt of which and the legal sufficiency of which are hereby acknowledged by the parties, and the parties intending to be legally bound hereunder, the parties agree as follows:
          (i) The Comdisco Lease and the Lease Amendment shall and are hereby amended and restated in their entirety by this Lease effective as of the Effective Date, and the Comdisco Lease and Lease Amendment shall be null and void from and after the Effective Date.
          (ii) Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises located at 777 Central Boulevard, in the Borough of Carlstadt, County of Bergen, and State of New Jersey (also designated by the Carlstadt Tax Assessor as Block 131, Lot 9), upon which is currently constructed, inter alia, a building containing approximately 301,827 square feet of space (consisting of 259,908 square feet of ground floor area and 41,919 square feet of second floor/mezzanine area) (the “Building”) and the exclusive right to 378 parking spaces (the entire lot with all improvements thereon, subject to the existing easement for ingress and egress in common with adjacent premised known as 600 Commerce Boulevard, Carlstadt, New Jersey are hereinafter referred to as the “Demised Premises”), all as more particularly depicted on Schedule “A” annexed hereto.
          TO HAVE AND TO HOLD the premises for a term of twenty (20) years (the “Initial Term”) which commenced on October 1, 2000 (the “Commencement Date”), and which shall end on September 30, 2020 (the “Termination Date”). The period from the Commencement Date through the final date of the Initial Term as extended by the first and/or second renewal options under Section 40 of this Lease is hereinafter referred to as the “Term.”
          IN CONSIDERATION OF THE FOREGOING, and of the mutual promises, agreements, conditions, covenants and terms herein set forth, the Landlord and the Tenant further covenant and agree as follows:
     1. Commencement Date of Term: The term hereof commenced on October 1, 2000 (the “Commencement Date”).
     2. Rent:
          2.1 Fixed Rent:
               (a) The Fixed Rent payable to Landlord from the Commencement Date hereof through September 30, 2015 is unchanged from the Existing Lease and is set forth at Schedule “C”. The parties hereto acknowledge and agree that Tenant has paid all such Fixed Rent through and including September 30, 2009.
               (b) From and after the October 1, 2015, and for the balance of the Initial Term, the Tenant hereby agrees to pay to the Landlord Fixed Rent for the Premises as set forth on Schedule “C-1”.

          All such Fixed Rent shall be in cash or check, lawful money of the United States of America, payable in monthly installments on the first day of each and every month, in advance, throughout the term of this Lease. The Fixed Rent shall be paid at the office of the Landlord set forth above on the first page of this Lease, or at such other place as may hereafter be designated by the Landlord. Fixed Rent shall be paid to the Landlord without notice or demand and without deduction, set-off or other charge, except as may otherwise be provided for herein. The total aggregate Fixed Rent for the Demised Premises over the portion of the Initial Term from the Effective Date to the Termination Date is. The parking spaces are being provided to Tenant at no additional charge.
          2.2 Except as otherwise specifically provided for herein, any sums due the Tenant from the Landlord under any of the provisions of this Lease, or arising from or out of the Landlord’s failure to comply with, or perform any of the terms of this Lease, shall in all cases be enforced by Tenant by means other than deduction from Fixed Rent or Additional Rent (Fixed Rent and Additional Rent are referred to collectively in this Lease as “Rent”). No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated such Rent then due and payable.
          2.3 If checks issued by Tenant shall be dishonored a late charge shall apply and if checks are dishonored on two (2) or more occasions within any six (6) month period, Landlord may require, by giving written notice to Tenant that all future Rent payments are to be made by cash, cashier’s check, or money order, and that the delivery of Tenant’s personal or corporate check will no longer constitute a payment of Rent as provided in this Lease. Any acceptance of personal or corporate check thereafter by Landlord shall not be construed as a subsequent waiver of said rights except as to the check so accepted.
          2.4 If any installment of Rent or any sum due from Tenant, under this or any other agreement between Landlord and Tenant, shall not be received by Landlord or Landlord’s designee from Tenant within ten (10) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount past due, plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charge when due hereunder. Acceptance of such late charge by the Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder, unless accompanied by the applicable installment of rent or other sum due. The aforesaid late charge may be repeated each month that the same Rent or charge remains unpaid.
     3. Additional Rent.
          3.1 Tenant shall be responsible to pay as Additional Rent hereunder all taxes, costs, charges, maintenance, and operational expenses associated with the Demised Premises together with all interest and penalties that may accrue thereon in the event of the Tenant’s failure to pay such amounts, and all damages, costs and expenses which the Landlord may incur by reason of any default of the Tenant or failure on the Tenant’s part to comply with the terms of this Lease, except those specifically allocated to Landlord under Article 5 of this Lease. Therefore, and without limitation, commencing at the Effective Date, Tenant shall continue to pay to Landlord One Hundred percent (100%) of the total costs of the following items, herein called “Additional Rent”:
               A. All real estate taxes on the land, as more fully described on Schedule “B” attached hereto and made a part hereof (the “Land”), site improvements and the Building comprising the Demised Premises. Said real estate taxes shall include all real estate taxes and assessments that are levied upon and/or assessed against the Demised Premises, including any taxes which may be levied on rents, except that as to assessments, Landlord shall elect to pay same over the longest period permitted by law and only the current year’s installment, including interest, shall be added into Tenant’s calculation. In addition, Tenant shall reimburse Landlord for Landlord’s reasonable costs incurred in appealing taxes and/or assessments on Demised Premises, including reasonable legal fees, expert witness fees and other proper costs but Tenant will not be liable to pay a reimbursement in excess of any actual tax savings resulting from such an appeal. If any such appeal is successful, any recovery net of such expenses shall be credited (proportionately) to Tenant’s obligation hereunder. Except during the final three (3) years of the then Term, Tenant shall have the right to appeal tax assessments on the Demised Premises at Tenant’s sole cost and expense; and if any such tax appeal is unsuccessful or if it results in an increase in real estate taxes, Tenant shall bear all such costs, attorneys fees and tax increases during the Term. Notwithstanding the foregoing, the foregoing taxes shall specifically exclude income taxes assessed against the Landlord, franchise taxes, estate taxes, sales taxes, corporate income taxes, capital stock taxes, employment benefit taxes, social security taxes, worker’s compensation taxes, capital levy, succession, inheritance, or transfer taxes payable by the Landlord, corporate franchises, capital stock, loans and bonus taxes imposed upon any owner of the Land, any late fees, penalties or interest with respect to the payment of any such taxes, and any income, profits or revenue tax. Landlord hereby agrees to pay all such taxes so as to include and obtain any applicable discount for early payment.
               B. All premiums and deductible costs paid by Landlord for the Demised Premises only associated with Insurance (as described in Articles 11.3 and 11.4 below).
               C. All costs incurred by Landlord pursuant to this Lease to maintain, repair and replace exterior walls, structural steel, foundations, roof, landscaped areas, parking and loading areas including driveways, sidewalks and curbs (including snow and ice removal from parking and exterior loading areas and sidewalks) and site drainage facilities and other areas within the Land which are not the responsibility of Tenant to maintain, repair and replace under this Lease. There shall also be included any parking charges, utilities surcharges, COAH development fees or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority in connection with the expansion, renovation, use or occupancy of the Demised Premises or the Parking Lot by or on behalf of Tenant (as defined in Article 43 below) from and after the Effective Date. Any and all such replacement costs shall be amortized over the useful economic life of such improvements.
               D. On or about the Effective Date, Landlord shall submit to Tenant a statement of the anticipated monthly Additional Rent for the period between the Effective Date, and the following December 31, and Tenant shall pay this Additional Rent on a monthly basis concurrently with the payment of the Fixed Rent. Tenant shall continue to make said monthly payments until notified by Landlord of a change thereof. By March 1 of each calendar year (commencing in 2010), Landlord shall use its best efforts to give Tenant a statement showing the total Additional Rent for the Demised Premises for the prior calendar year (an “Operating Expense Statement”). Landlord shall also submit to Tenant by separate invoice not less often than annually a statement documenting any unanticipated charges relating to the repair of the common driveway area shared with 600 Commerce Boulevard, Carlstadt, New Jersey, and the charges relating to the Private Communications Ductbank (described in Section 32.2 below), and Tenant shall pay its proportionate share thereof within thirty (30) days after presentation thereof.
               E. In the event the total of the monthly payments which Tenant has made for the prior calendar year be less than the Tenant’s actual share of such Additional Rent, then Tenant shall pay the difference in a lump sum within thirty (30) days after receipt of such statement from Landlord and shall concurrently pay the difference between the total previous monthly payments made in the then calendar year and the total of monthly payments calculated as Additional Rent based on the prior year’s experience. Any overpayment by Tenant shall be credited towards the Fixed Rent and/or Additional Rent next coming due. The actual Additional Rent for the prior year shall be used for purposes of calculating the anticipated monthly Additional Rent for the then current year with actual determination of such Additional Rent after each calendar year as above provided. Even though the term has expired and Tenant has vacated the Demised Premises, when the final determination is made of Tenant’s share of said Additional Rent for the year in which this Lease terminates, Tenant shall pay any increase due over the estimated Additional Rent previously paid within thirty (30) days after demand, and, conversely, any overpayment made shall be immediately rebated by Landlord to Tenant within thirty (30) days after such notice to Tenant, and this provision shall survive termination for said purpose. Failure of Landlord to submit Operating Expense Statements to Tenant as called for herein within six (6) months after the end of any applicable lease year or one (1) year from the expiration of the Initial Term, or any renewal term, as the case may be, shall be deemed to be a waiver of Tenant’s requirement to pay sums as herein provided. In addition, Tenant shall not be responsible or liable for the payment of any amount which should have been included in an Operating Expense Statement as Additional Rent for a particular calendar year that was not so included. The term “lease year” as used throughout this Lease shall mean: (a) as to the period from January 1, 2009 through September 30, 2015, a calendar year, i.e. January 1 to December 31 of each calendar year; and (b) as to the period from October 1, 2015 through the balance of the Initial Term and through each of the renewal option terms, if exercised, a period from October 1 to September 30 of the following calendar year.
               F. Each Operating Expense Statement shall be conclusive and binding upon Tenant unless, within one hundred twenty (120) days after receipt of such Operating Expense Statement, Tenant shall notify Landlord that it disputes the correctness of the Operating Expense Statement, specifying the particular respects in which said Operating Expense Statement is claimed to be incorrect. Tenant, or an independent certified public accountant who is hired by Tenant on a non-contingency fee basis and who offers a full range of accounting services, shall have the right, during regular business hours, to review Landlord’s invoices relating to the disputed items of operating expenses for the immediately preceding lease year; or at Landlord’s sole discretion and in lieu of such review, Landlord will provide Tenant with an audited statement. Tenant shall (and shall cause its employees, agents and consultants to) keep the results of any such review or audited statement strictly confidential. If such review or audited statement shows that the estimated payments by Tenant on account of operating expenses exceeded the amounts to which Landlord is entitled hereunder for the immediately preceding lease year, Landlord shall credit or refund the amount of such excess as provided herein. In addition, if the Operating Expense Statement overstated the actual operating expenses by five percent (5%) or more, then Landlord shall pay to Tenant the reasonable and necessary fees and costs associated with such audit. If Tenant shall dispute an Operating Expense Statement, pending the determination of such dispute, Tenant shall pay the estimated payments claimed by Landlord to be due from Tenant on account of operating expenses in accordance with the applicable Operating Expense Statement, without prejudice to Tenant’s position. All costs and expenses of such review or audited statement shall be paid by Tenant except as otherwise specifically provided for in this Section 3.1 F. If Tenant does not notify Landlord in writing of any objection to any Operating Expense Statement within one hundred twenty (120) days after receipt thereof, then Tenant shall be deemed to have waived such objection.
          3.2 Anything in Section 3.1 to the contrary notwithstanding, Additional Rent shall not include: (i) depreciation on the Building or the parking facilities or equipment therein; (ii) salaries of employees and executives above the grade of building manager; (iii) real estate broker’s and/or leasing commissions to agents of Landlord or to other persons or brokers; (iv) amounts received by Landlord through proceeds of insurance to the extent the proceeds are compensation for expenses which were previously included in Additional Rent hereunder; (v) cost of repairs incurred by reason of fire or other casualty to the extent to which Landlord is compensated therefor through proceeds of insurance or would be compensated by any insurance required to be maintained by Landlord hereunder, or caused by the exercise of the right of eminent domain (except for the amount of deductibles); (vi) advertising and promotional expenditures; (vii) legal and auditing fees, other than legal and auditing fees reasonably incurred in connection with the maintenance and operation of the Building or in connection with the preparation of statements required pursuant to additional rent or lease escalation provisions or legal fees payable by Tenant after a default as expressly provided in this Lease; (viii) legal fees for the negotiation or enforcement of this Lease, or in connection with any debt or equity financing or sale of the Demised Premises; (ix) expenses resulting from any violations by the Landlord of the terms of this Lease; (x) costs of performing any clean-up relating to environmental conditions or affecting the Building or Demised Premises prior to the Commencement Date or as otherwise provided for herein; (xi) depreciation or amortization of any improvements or equipment; (xii) principal or interest payments on loans secured by mortgages on the Building or on the Demised Premises; (xiv) any costs for services rendered by any person or entity related to or affiliated with Landlord which is in excess of commercially reasonable rates for such services; (xiv) penalties, interest and bad debts; and (xv) any obligations under any mortgage, ground lease or other debt affecting the Demised Premises.
     4. Repairs and Maintenance Obligations of Tenant.
          4.1 The Tenant has had possession and control of the Demised Premises since the Commencement Date, has examined the Demised Premises and has entered into this Lease without any representation on the part of the Landlord as to the present or future condition thereof, except as may be expressly set forth herein, and has accepted the Demised Premises in “as is” condition.

          4.2 The Tenant shall, at all times during the term of this Lease or any renewals thereof, at its sole expense, put and maintain in thorough repair and in good and safe condition, and shall make all necessary repairs, replacements, renewals, alterations, ordinary and extraordinary, structural (except as provided in Section 5.1 below) and non-structural, to the Demised Premises and to the equipment, appurtenances, pipes, plumbing systems, HVAC systems, electrical systems, generators, electrical substations, telecommunication systems, interior finishes, interior partitions, ceilings, window glass, fixtures, and all other appliances and appurtenances exclusively serving the Demised Premises, excluding only those repairs and replacements which are the responsibility of Landlord under Section 5.1 of this Lease. Tenant shall at Tenant’s option either contract for or establish an internal maintenance program to regularly inspect and maintain, in accordance with accepted practices in the industry, all building systems including, but not limited to, mechanical, electrical, elevators and loading dock equipment servicing the Premises at the sole cost and expense of the Tenant.
          4.3 All repairs and replacements shall be in quality and class at least equal to the original work. After an Event of Default (as hereinafter defined) with respect to making such repairs or replacements, the Landlord may, but shall not be required to, make such repairs and replacements for the Tenant’s account, and the expense thereof shall constitute and be collectible as Additional Rent, payable within thirty (30) days of written demand; provided that Landlord’s right hereunder shall only be exercised (a) upon a termination of the Term; or (b) if the condition threatens the health or safety of persons or significant damage to property; or (c) if the condition materially and adversely affects the appearance or function of the industrial park within which the Demised Premises are located in the reasonable judgment of the Landlord; or (d) if the conditions violate another provision of this Lease, such as, but not limited to, violations of law.
          4.4 The Tenant shall maintain all portions of the Demised Premises in a clean and orderly condition, free of dirt, rubbish, and unlawful obstructions.
          4.5 The Landlord shall not be required to furnish any services or facilities or to make any repair or alteration in or to the Demised Premises, except as hereinbefore or hereinafter set forth. The Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, maintenance, and management of the Demised Premises, subject to Landlord’s obligations to clean up or otherwise respond to any environmental conditions existing as of the Commencement Date or otherwise not the responsibility of Tenant under Article 28.
          4.6 In case any dispute shall arise at any time between the Landlord and the Tenant as to the standard of care and maintenance of the Demised Premises, such dispute shall be determined by arbitration before a licensed architect or real estate broker, mutually agreed upon by Landlord and Tenant; provided that if the requirement for making repairs or replacements is imposed by any governmental authority or the holder of any mortgage to which this Lease is subordinate, then such requirement for repairs or replacements shall be complied with by the Tenant, provided that Tenant shall also have the right to dispute or contest the validity, application, or reasonableness of any governmental requirement and the Landlord shall afford to the Tenant reasonable cooperation in this connection.
          4.7 As between Landlord and Tenant, Tenant shall be solely responsible to monitor security conditions affecting the use of Premises by Tenant, its employees, agents,

contractors, subtenants and invitees and to provide all necessary security to secure persons or property against negligent or criminal acts and/or omissions of third parties, and Tenant shall indemnify, defend and hold the Landlord harmless from all claims concerning such matters. Nothing in this section is intended to nor shall it impose upon Tenant any obligation to any third party which is not imposed under applicable law without reference to this Lease and no third party shall be construed as a third party beneficiary of this provision of this Lease
          4.8 Anything in this Article 4 to the contrary notwithstanding, the foregoing provisions shall not apply to any environmental matters, which are specifically addressed in Article 28 below.
     5. Repairs and Maintenance Obligations of Landlord:
          5.1 Landlord shall make all repairs, replacements, alterations or renewals and perform all maintenance to the following areas or parts of the Demised Premises at Tenant’s expense, charged as Additional Rent under Section 3.1(c) of this Lease: (a) exterior walls, structural steel, foundations, roof, landscaped areas, parking and loading areas, sidewalks and curbs, and site drainage facilities, including, without limitation, snow and ice removal from parking, loading, and sidewalk areas, (b) the common driveway area shared with 600 Commerce Boulevard, Carlstadt, New Jersey (which is also owned by Landlord), and (c) the Private Communications Ductbank (described in Section 32.2 below). At Landlord’s option, routine maintenance to be paid by Tenant as Additional Rent may include, without limitation, all items noted in Schedule “D” annexed hereto and made a part hereof. The foregoing is not intended to eliminate or modify Tenant’s maintenance obligations as provided for under Section 4 of this Lease.
          5.2 Landlord shall not be in default under this Lease for any failure to make such repairs or to perform any maintenance unless Landlord shall fail to cure said default within thirty (30) days after notice of said default by Tenant, or in the case of a default not susceptible of a cure within thirty (30) days, if Landlord shall fail to commence a cure within thirty (30) days and diligently complete such cure within a reasonable time. Notwithstanding the foregoing, if Tenant’s personnel cannot reasonably perform their functions in the Demised Premises as a result of Landlord’s default which materially and adversely impairs the use of the Demised Premises (such being a “Shut-Down Condition”), Tenant may serve written notice upon the Landlord of such Shut-Down Condition. Landlord shall have one (1) business day to commence necessary repairs and to diligently prosecute such repairs to a conclusion. If Landlord defaults in its obligation, Tenant shall have the self-help rights afforded under Section 13.1. Further, in the event a Shut-Down Condition persists for more than thirty (30) days, Fixed Rent and Additional Rent shall abate until the Shut-Down Condition has been remedied so as to permit Tenant’s personnel to reasonably perform their functions in the Demised Premises.
          5.3 Tenant shall promptly report in writing to Landlord any defective condition known to Tenant which Landlord is required to repair.
     6. Utilities and Personal Property Taxes:
          6.1 Tenant shall pay for all water, gas, heat, light, power, sewer charges,

telephone service, fire alarm monitoring and all other services and utilities supplied to the Demised Premises (including, without limitation, exterior lighting provided for the exclusive use of the Demised Premises), together with any taxes thereon.
          6.2 In the event the Demised Premises are connected to public utilities by means of lines passing through the Demised Premises and outside of the Building and electrical apparatus maintained by Tenant, it shall be the Landlord’s responsibility to maintain said lines as at the expense of Tenant, billed as Additional Rent under Section 3 of this Lease provided however that Landlord’s responsibility shall not extend further than to repair any breaks or obstructions in said lines with reasonable dispatch after being advised of same, and to refrain from any negligent or willful action to cause any such break or obstruction. Tenant’s repair responsibility in respect to any such lines shall be limited to their entry into the Building at the Demised Premises and above ground connections to Tenant’s fixtures and equipment. In no event shall Landlord be responsible for any interruption of service of any utility to the Demised Premises occurring by reason of any act or condition unless caused by the gross negligence or willful misconduct of Landlord. Notwithstanding the foregoing, if Tenant’s personnel cannot reasonably perform their functions in the Demised Premises as a result of a Shut-Down Condition, Tenant may serve written notice upon the Landlord of such Shut-Down Condition. Landlord shall have one (1) business day to commence necessary repairs and to diligently prosecute such repairs to a conclusion. If Landlord defaults in its obligation, Tenant shall have the self-help rights afforded under Section 13.1. Further, in the event a Shut-Down Condition persists for more than thirty (30) days, Fixed Rent and Additional Rent shall abate until the Shut-Down Condition has been remedied so as to permit Tenant’s personnel to reasonably perform their functions in the Demised Premises; subject to the express condition precedent that, and for the period during which, the Landlord is entitled to recover all such Fixed Rent and Additional Rent under the terms of the policies for business interruption insurance for loss of rents obtained pursuant to Section 11.3.
          6.3 Tenant shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during the term hereof upon all Tenant’s leasehold improvements, equipment, furniture, fixtures, and any other personal property belonging to Tenant and located on the Demised Premises. In the event any or all of the Tenant’s leasehold improvements, equipment, furniture, fixtures and other personal property shall be assessed and taxed with the real property, Tenant shall pay to Landlord such taxes applicable to Tenant’s property within thirty (30) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property.
          6.4 Notwithstanding the foregoing in this Article 6, Tenant shall have the right to utilize services of an alternative utility service provider (“ASP”) (including a provider of telecommunication services) rather than the primary utility providers servicing the Building as of the date of Tenant’s execution of this Lease. Tenant acknowledges and agrees that all utility services desired by Tenant pursuant to this paragraph shall be ordered and utilized at the sole expense of Tenant. Tenant agrees that to the extent service by ASP is interrupted, curtailed, or discontinued for whatever reason, Landlord shall have no obligation or liability with respect thereto.

     7. Glass, Damage by Tenant:
          7.1 In case of the destruction of or any damage to the glass in the Demised Premises, or the destruction of or damage of any kind whatsoever to the Demised Premises, the Tenant shall repair the said damage or replace or restore any destroyed parts of the Demised Premises, as speedily as possible, at the Tenant’s own cost and expense. Notwithstanding the foregoing, if any such damage is covered by insurance maintained under Sections 11.3 and 11.4 below, then Landlord hereby agrees to file and pursue in good faith a claim with the insurance company with respect to such damage and reimburse Tenant with respect to the proceeds arising from such claim. The provisions of this Section 7.1 shall be subject to the waiver of subrogation provision in Section 11.9 below.
     8. Use of Premises:
          8.1 The Demised Premises shall be used and occupied only for all uses in connection with Tenant’s disaster recovery operation and related business, including disaster recovery services, data storage, continuity services, employee educational programs, general office purposes, conference rooms, employee training facilities, computer facilities, remote computer testing facilities, employee kitchens and other legally permitted uses consistent with the characteristics of similar first-class facilities (the “Permitted Use”), and may not be used for any other business or enterprise or in any manner other than as authorized by this Article 8 without Landlord’s prior written consent. Landlord’s consent to any other lawful use which complies with the provisions of this Article 8 of this Lease shall not be unreasonably withheld or delayed or conditioned; provided, however, that Tenant’s sole remedy with respect to any assertion that Landlord’s failure to timely consent to a change of use was unreasonable shall be to seek equitable relief (including, without limitation, specific performance and/or injunctive relief), and Tenant shall have no damage claim against Landlord as a result of Landlord’s actions in refusing to consent on a timely basis thereto (except as provided in Section 51.1 below).
          8.2 Tenant shall not use, or suffer or permit the use of the Demised Premises or any part thereof: (A) which would violate any certificate of occupancy for the Demised Premises, or any of the covenants, agreements, terms, provisions and conditions of this Lease, or for any unlawful purposes or in any unlawful manner.
          8.3 If any governmental license or permit, including, without limitation, a certificate of occupancy shall be required for the proper and lawful conduct of Tenant’s business or other activity carried on in the Demised Premises, Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license. Tenant shall provide a copy thereof to Landlord. Tenant, at Tenant’s expense, shall, at all times, comply with the terms and conditions of each such license or permit.
          8.4 Tenant shall not do, nor permit to be done, anything outside of the Permitted Use which will cause a cancellation or non-renewal of any insurance policy covering said Demised Premises, or otherwise render the Demised Premises uninsurable.

          8.5 Tenant shall not: (A) use or allow the Demised Premises to be used for any unlawful purpose, and (B) cause, maintain or permit any nuisance in, on or about the Demised Premises.
          8.6 Tenant shall not commit or allow to be committed any waste in or upon the Demised Premises.
          8.7 Tenant shall: (a) not use the Demised Premises or permit anything to be done in or about the Demised Premises, which will materially conflict with any applicable law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated; and (b) at its sole cost and expense, promptly comply in all material respects with all applicable laws, statutes, ordinances and regulations now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar bodies now or hereafter constituted relating to or affecting the condition, use or occupancy of the Demised Premises. The final, unappealable judgment of any court of competent jurisdiction that Tenant has (or has not) violated any law, statute, ordinance or regulation, or amendment thereto, or judicial decision, shall be conclusive of that fact as between the Landlord and Tenant.
          8.8 Tenant’s North American Industry Classification System Number is 541519 [Computer Related Services]. The Tenant shall not use or permit the Demised Premises to be used as an Industrial Establishment as defined as of the date of this Lease by the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., without Landlord’s prior written consent. No bio-hazardous items shall be stored, used, generated or disposed of at the Demised Premises other than in compliance with applicable laws.
     9. Alterations and Improvements:
          9.1 Landlord understands that Tenant has made and may in the future make substantial improvements to the interior of the Demised Premises including, but not limited to, the installation of the mezzanine, partitions, dropped ceilings, conduit, raised flooring, electrical systems, fire sprinkler systems, heating, ventilating and air-conditioning systems, and other improvements necessary or desirable to prepare the Demised Premises for Tenant’s occupancy thereof (the “Tenant Improvements”).
          9.2 Tenant may not make structural alterations, additions or improvements to the Demised Premises (“Structural Alterations”) without the consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord will review and consent or object in writing to Tenant’s submission of Tenant’s plans for structural alterations within ten (10) days of receipt thereof. Landlord’s failure to respond within ten (10) days shall operate as a refusal of consent. Landlord’s consent shall not be required for nonstructural alterations, additions or improvements to the Demised Premises (“Nonstructural Alterations”). Tenant’s Structural Alterations and Nonstructural Alterations are sometimes hereinafter referred to as “Alterations”. In the event Landlord does not consent to the Tenant’s plans for Structural Alterations, Landlord shall specifically inform Tenant of the reason for denial of such consent. Any work undertaken by Tenant shall be performed in compliance with all applicable codes and standards including, but not limited to, the New Jersey Uniform Construction Code.

          9.3 Tenant, at Tenant’s sole cost and expense, shall prepare all necessary plans and specifications for the design and construction of all Tenant Improvements (the “Tenant Plans”). The Tenant Plans shall be subject to review and approval by Landlord, which approval Landlord shall not unreasonably delay or withhold or condition, and which shall be deemed approved if Landlord has not responded to Tenant within ten (10) days after submission thereof by Tenant to Landlord. Any material changes by Tenant to the Tenant Plans, once approved by Landlord, shall likewise be subject to review and approval by Landlord, which approval Landlord shall not unreasonably delay or withhold or condition, and which shall be deemed approved if Landlord has not responded to Tenant within ten (10) days after submission thereof by Tenant to Landlord. Tenant shall cause the construction and installation of the Tenant Improvements to be in compliance with the approved Tenant Plans.
          9.4 In addition to the other provisions set forth in this Section 9, Landlord and Tenant agree that: (i) each shall require all contractors retained by it to indemnify and hold harmless Landlord and Tenant to the maximum extent permitted by law, to comply with all safety rules and regulations including, but not limited to OSHA regulations, and take all safety measures reasonably required to protect Landlord and Tenant and their respective agents, contractors and employees from injury or damage caused by or resulting from the performance of the construction activities at the Demised Premises; (ii) all construction contracts in connection with construction activities at the Demised Premises shall contain provisions that obligate the contractors to: (a) carry public liability and property damage insurance with a combined single limit of not less than $5,000,000.00; and (b) carry workmen’s compensation insurance in compliance with New Jersey law.
          9.5 The review and approval by Landlord of the plans and specifications for the Tenant Improvements is solely for the benefit of Landlord, and, in reviewing and approving the same, Landlord assumes no liability for the design of the Tenant Improvements or the adequacy thereof, nor shall such review or approval by Landlord release Tenant from any obligation or liability in respect thereof.
          9.6 Upon Tenant’s request, from time to time, Landlord shall promptly submit to Tenant the current copies of any and all plans, specifications and/or working drawings relative to the Demised Premises which have not been previously submitted to Tenant pursuant to other provisions of this Lease. Upon Landlord’s request, from time to time, Tenant shall promptly submit to Landlord then current copies of any and all plans, specifications and/or working drawings relative to the Tenant Improvements which have not been previously submitted to Landlord pursuant to other provisions of this Lease. Landlord will not impose any fee for review or approval of the plans for the Tenant Improvements. Landlord will not impose any fees for construction, supervision, or plan review unless Landlord is acting as the general contractor.
          9.7 Neither party shall, at any time prior to or during the Term, directly or indirectly employ or permit the employment of, any contractor, mechanic or laborer in the Demised Premises if such employment would interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Demised Premises. In the event of such interference or conflict, each party, upon demand of the other, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Demised Premises immediately.

          9.8 Tenant shall, in connection with the construction and installation of Tenant Improvements, comply with all applicable laws, ordinances, rules and regulations and shall, with Landlord’s assistance as may be required, obtain all permits and approvals required or necessary thereunder in order for Tenant to perform the Tenant Improvements.
          9.9 If, because of any acts or omission of Tenant or anyone claiming through or under Tenant, any mechanic’s or materialmen’s notice of intention or mechanic’s or materialmen’s or other construction lien or order for the payment of money shall be filed against the Demised Premises, or against Landlord (whether or not such lien or order is valid or enforceable as such), Tenant shall, at Tenant’s own cost and expense, cause the same to be canceled and discharged of record or bonded off within forty-five (45) days after the date of filing thereof, and shall also indemnify and save harmless Landlord from and against any and all costs, expenses, claims, losses or damages, including reasonable counsel fees, resulting therefrom or by reason thereof. If, because of any acts or omission of Landlord or anyone claiming through or under Landlord, any mechanic’s or materialmen’s notice of intention or mechanic’s or materialmen’s or other construction lien or order for the payment of money shall be filed against the Demised Premises, or against Tenant (whether or not such lien or order is valid or enforceable as such), Landlord shall, at Landlord’s own cost and expense, cause the same to be canceled and discharged of record or bonded off within forty-five (45) days after the date of filing thereof, and shall also indemnify and save harmless Tenant from and against any and all costs, expenses, claims, losses or damages, including reasonable counsel fees, resulting therefrom or by reason thereof.
     10. Laws and Ordinances:
          10.1 The Tenant shall promptly execute and materially comply with the statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and Municipal governments and of any and all their departments and bureaus applicable to the Demised Premises for the correction, prevention and abatement of nuisances, violations or other grievances in, upon or connected with said Demised Premises during said term, arising from, incident to, or connected with the use and occupation of the Demised Premises by the Tenant. The Tenant shall also promptly materially comply with and execute all rules, orders and regulations of the Board of Fire Underwriters for the prevention of fires, at its own cost and expense, arising from, incident to or connected with the use and occupation of said premises by the Tenant.
     11. Insurance:
          11.1 During Tenant’s construction of any Tenant Improvements (the “Construction Phase”), Tenant shall maintain builder’s risk insurance for the full replacement cost of the Tenant Improvements at Tenant’s sole cost and expense in addition to the insurance coverages under Section 9.4 and 11.2 of this Lease.
          11.2 At all times from and after the Commencement Date, and during the full term, the Tenant shall maintain, at its sole cost and expense, general public liability insurance against claims for personal injury, death or property damage, under a policy of commercial general public liability insurance, with such limits as may reasonably be requested by the Landlord from time to time, but not less than Five Million Dollars ($5,000,000.00) Combined Single Limit (“CSL”) in respect of bodily injury and property damage. A combination of General Liability Coverage and Umbrella Liability Coverage is acceptable to comply with this limit.
          11.3 At all times during the full Lease Term, Landlord, at the expense of Tenant to be charged and paid as Additional Rent pursuant to Section 3 of this Lease, shall obtain and maintain for the benefit of Landlord and Tenant, property insurance, business interruption insurance for loss of rents, and flood insurance in an amount equal to the full replacement value of the Building, including the replacement value of the Tenant Improvements, and not less than the requirements of any mortgagee holding a mortgage on the Premises, provided that the same are commercially reasonable. Landlord shall use commercially reasonable efforts to obtain said coverages at commercially reasonable rates, in which case Tenant shall pay one hundred percent (100%) of the cost of the insurance covering the Tenant Improvements, payable in advance at the commencement of the insurance policy year. Allocation of the cost for Tenant Improvements shall be based upon their replacement value as shall be accurately and reasonably stated by Tenant. Landlord, its Mortgagee and Tenant shall be named as insureds thereunder, as their respective interests may appear, and the Landlord and its mortgagee shall be named loss payee, as their respective interests may appear. Tenant may elect to carry for the benefit of Landlord, its Mortgagee and Tenant any of the insurance coverages described in this paragraph applicable to the Demised Premises, or to the Tenant’s rental, or to fixtures, furnishings, equipment, improvements and other property owned by the Tenant and located at or in or affixed to Demised Premises at its own cost and expense. Tenant shall provide Landlord with at least thirty (30) days’ advanced written notice of its request to carry its own insurance to afford time for Landlord to cancel duplicative coverages so as to assure no lapse or gaps in such coverages. The Landlord and its mortgagee shall be named loss payee under any such policy, as their respective interests may appear, and all coverages shall comply with the requirements of Landlord’s mortgagee.
          11.4 The Landlord shall carry general public liability insurance, in addition to Tenant’s general public liability insurance requirement as outlined in Article 11.2, naming Landlord as the insured and Tenant as additional insured. Tenant shall pay its proportionate share of the cost of said insurance, in advance, at the commencement of the insurance policy year. If Tenant finds that the deductibles under such policies are not at commercially reasonable levels, Tenant may notify the Landlord, and if the parties are unable to agree on a reasonable deductible, then subject to requirements of Landlord’s Mortgagee, the issue will be resolved by arbitration before a qualified insurance professional mutually selected by the parties.
          11.5 All insurance required to be maintained by the Tenant shall be effected by valid and enforceable policies issued by insurers with a Bests Rating of A-/IX or better, which are authorized to do business in New Jersey. The Tenant may carry the insurance referred to in this Lease under any blanket policy of insurance or policies issued by its present or future insurance carriers. If the Tenant elects to provide insurance as herein set forth under any blanket policy or blanket coverage, the Landlord will be provided with evidence of such insurance in the form of a certificate of insurance or any other evidence of insurability from any insurance carrier and said certificate or certificates will provide that the Landlord will receive thirty (30) days notice prior to cancellation in the coverage. If the Tenant elects to provide insurance as herein set forth under one or more individual policies of insurance, then either certificates of insurance or duplicate originals of such policies will be delivered to Landlord and same will provide that the Landlord will receive thirty (30) days’ notice prior to cancellation in coverage. Proof of insurance coverage and payment for same (including the Certificates or duplicate original policies) shall be delivered to Landlord at the Commencement Date and as to renewal policies shall be delivered to Landlord not less than fifteen (15) days prior to the effective date of the renewal coverage. All such policies shall be primary shall be primary notwithstanding that coverage may also exist under a policy held by Landlord.
               All insurance required to be maintained by the Landlord shall be effected by valid and enforceable policies issued by insurers with a Bests Rating of A-/IX or better, which are authorized to do business in New Jersey. The Landlord may carry the insurance referred to in this Lease under any blanket policy of insurance or policies issued by its present or future insurance carriers. If the Landlord elects to provide insurance as herein set forth under any blanket policy or blanket coverage, the Tenant will be provided with evidence of such insurance in the form of a certificate of insurance or any other evidence of insurability from any insurance carrier and said certificate or certificates will provide that the Tenant will receive thirty (30) days notice prior to cancellation in the coverage. All such policies shall be primary and non-contributing with any other insurance carried by Tenant.
          11.6 All policies of insurance required to be maintained hereunder (whether by Landlord or Tenant) shall name the Tenant and the Landlord and its mortgagee as the insured as their respective interests may appear. All such policies shall contain an agreement by the insurers that such policies shall not be canceled without at least thirty (30) days prior written notice to the Landlord.
          11.7 Upon the default of the Tenant in effecting any such insurance, or procuring or delivering the policies therefor as directed by the Landlord, or in paying the premiums therefor and any and all charges incidental thereto when the same become payable, or in procuring and delivering to the Landlord renewals of expired policies at least fifteen (15) days before such expiration, the Landlord may, upon not less than ten (10) days prior written notice to Tenant, procure any such insurance or insurances and/or pay the premiums and other charges incidental thereto, and any and all amounts so paid by the Landlord, together with interest thereon from the date of such payment at lesser of twelve percent (12%) per annum or the highest rate permitted by law, shall be Additional Rent hereunder and, at the Landlord’s option, may be added to the rent then due or thereafter to become due and the Landlord shall have the rights and remedies, including summary proceedings, with respect to the same as with respect to rent.
          11.8 In the event Tenant’s use and occupancy of the Demised Premises causes any additional charge or increase in the insurance premiums on the Land or Building, in excess of those rates which would normally be imposed for insuring a non-combustible building of similar construction, Tenant shall, from time to time, immediately upon receipt of notice from Landlord, do whatever is reasonably deemed necessary, and follow whatever reasonable recommendations may be made by the Landlord, in order that such excess charge or increase in insurance premiums may be removed, or the lowered rate obtained; or, in the event conditions are such that nothing can be done in Tenant’s discretion by way of improvements or otherwise to remove such increased insurance premiums, or if the expense involved is excessive, then Tenant shall pay the full amount of such additional charges or increases in premium on demand as Additional Rent.
          11.9 Anything in this Article 11 or in this Lease to the contrary notwithstanding, each of Landlord and Tenant hereby waives any and all rights of recovery against the other, and against the officers, employees, agents, representatives, customers and business visitors of such other party, for loss of or damage to such waiving party or its property or the property of others under its control, arising from any cause insured against under any policy of insurance required to be carried by such waiving party pursuant to the provisions of this Lease (or any other policy of insurance carried by such waiving party in lieu thereof) at the time of such loss or damage. The foregoing waiver shall be effective whether or not the waiving party actually obtains and maintains the insurance which such waiving party is required to obtain and maintain pursuant to this Lease (or any substitute therefor). Landlord and Tenant shall, upon obtaining the policies of insurance which they are required to maintain hereunder, give notice to their respective insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. In addition, Tenant and Landlord shall obtain waivers of subrogation for the benefit of one another, from any company issuing any policy of insurance obtained by either of them pursuant to the terms of this Lease. Landlord shall not be liable for injury, loss, expense, claim or damage to the person, property, or interests of Tenant covered by insurance, irrespective of whether any such damage is occasioned by the negligence or willful misconduct of Landlord, its servants, agents or employees. Similarly, Tenant shall not be liable for injury, loss, expense, claim or damage to the person, property, or interests of Landlord covered by insurance, irrespective of whether any such damage is occasioned by the negligence or willful misconduct of Tenant, its servants, agents or employees.
     12. Landlord’s Liability:
          12.1 Except as otherwise provided in this Lease, Landlord shall not be liable for any personal injury to any person, including the Tenant or to its officers, agents, employees, contractors or invitees or for any damage to any property of any person, including the Tenant, whether from action of the elements, or acts of negligence of or occupants of adjacent properties, except if caused by or resulting from the Landlord’s willful malfeasance or negligent acts.
          12.2 The term “Landlord” as used in this Lease shall be limited to mean and include only the owner or owners at the time in question of the Demised Premises and in the event of any transfer or transfers of the title to the Demised Premises, the then grantor shall be automatically freed and relieved from and after the date of such conveyance or transfer of all liability for the performance of any covenants or obligations on the part of Landlord contained in this Lease to be performed, provided that any funds then in the hands of such grantor, in which Tenant has an interest, shall be delivered to the grantee and that such grantee assumes all obligations of grantor as the “Landlord” hereunder, including, without limitation, any liability for the performance of any covenants or obligations on the part of Landlord contained in this Lease for the period prior to any such transfer of title.

          12.3 Tenant agrees that it shall look solely to Landlord’s interest in the Demised Premises (including all of Landlord’s rights to insurance and condemnation proceeds and all Rent and income from Demised Premises) and not to Landlord for the collection of any judgment (or other judicial process) against the Landlord or any predecessor Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, and no other assets of Landlord or any predecessor Landlord shall be subject to levy, execution or other procedures for the satisfaction of Tenant’s remedies. Tenant irrevocably waives and releases Landlord from any claims in excess of such interest in the Demised Premises.
     13. Default of Landlord:
          13.1 Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion. Except as otherwise specifically provided for herein, in no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default, and Tenant’s remedies shall be limited to damages and/or an injunction. Notwithstanding the foregoing, in emergency circumstances where the failure to repair or replace would result in a Shut-Down Condition (defined at Section 5.2) and it is impracticable to give Notice to the Landlord and permit Landlord to carry out the repair pursuant to Section 5.2, then Tenant shall have the right to perform Landlord’s obligations and be reimbursed for the reasonable cost thereof, if applicable, as a common expense or, otherwise at Landlord’s sole expense, so long as Tenant provides Landlord with notice thereof promptly after performing such obligations.
     14. Event of Default by Tenant:
          14.1 The following shall constitute an “Event of Default” by the Tenant hereunder:
               (a) If Tenant shall be late in the payment of any installment of Fixed Rent and if such breach shall continue for ten (10) days; provided that once in each twelve (12) month period Landlord shall provide a written notice of late payment to Tenant and a ten (10) day period to cure the nonpayment before declaring an Event of Default or assessing a late charge under Section 2.4.
               (b) If Tenant shall be late in the payment of any Supplemental or Additional Rent, and if such breach shall continue for thirty (30) days after Landlord shall have sent Tenant a written invoice for the amount due.
               (c) If, during the term of this Lease: (i) Tenant shall make an assignment for the benefit of creditors, or (ii) a voluntary petition be filed by Tenant under any law having for its purpose the adjudication of Tenant a bankrupt, or the extension of time for payment, composition, adjustment, modification, settlement or satisfaction of the liabilities of

Tenant or the reorganization or liquidation of Tenant, or (iii) a receiver be appointed for the property of Tenant by reason of the insolvency or alleged insolvency of Tenant, or if (iv) any department of the state or federal government or any officer thereof or duly authorized Trustee or Receiver shall take possession of the business or property of the Tenant, or if (v) an involuntary petition be filed against Tenant under any law having for its purpose the adjudication of Tenant as a bankrupt, or for the liquidation of Tenant; and (except with respect to items (a) and (b), supra, which shall be noncurable events of default) if same have not been removed, cured or discharged within ninety (90) days, or if (vi) any Receiver or Trustee pursuant to any bankruptcy or insolvency law, whether Federal or State, shall attempt to thereafter assign this Lease to any part or attempt to sublet all or any part of the Demised Premises.
               (d) If Tenant shall default in the performance or observation of any other agreement or condition (other than payment of rent or Additional Rent) on its part to be performed or observed, and if Tenant shall fail to cure said default within thirty (30) days after notice of said default by Landlord (or, in the case of a default not susceptible of a cure within thirty (30) days, if Tenant shall fail to commence a cure within thirty (30) days and diligently complete such cure within a reasonable time under the circumstances.
          14.2 During the period of an uncured Event of Default:
               (a) Landlord may (i) permit Tenant to remain in possession and sue for all rents, damages, attorneys’ fees and collection costs as due; or (ii) terminate this Lease by written declaration, but allow Tenant to remain in possession as Tenant at will and sue Tenant for all rents, damages, attorneys’ fees and collection costs; or (iii) immediately, or at any time thereafter, through legal process, re-enter and resume possession of the Demised Premises and remove all persons and property therefrom either by summary dispossess proceedings or by a suitable action or proceeding at law or in equity (or in the case of a permanent abandonment of the Demised Premises by Tenant by peaceful self-help), without being liable for any damages therefor (no re-entry by the Landlord shall be deemed an acceptance of a surrender of this Lease unless accompanied by a written declaration signed by Landlord to that effect); or (iv) upon re-taking possession, keep the premises vacant (subject to reasonable efforts at mitigation of Landlord’s damages) and recover from Tenant all rents, damages, reasonable attorneys fees and collection costs as hereinafter provided; (v) without liability to Tenant or any other party and without constituting a constructive or actual eviction, Landlord may suspend or discontinue furnishing or rendering to Tenant any property, material, labor, or other service (other than utilities), wherever Landlord is obligated to furnish or render the same, so long as an Event of Default has occurred and is continuing under this Lease; or (vi) upon re-taking possession Landlord may, as Tenant’s agent and without effecting Tenant’s liability hereunder, relet the whole or any part of the Demised Premises for a period equal to, or greater, or less than the remainder of the then term of this Lease, at such rental and upon such terms and concessions as Landlord shall deem reasonable, to any lessee or lessees which it may deem suitable and satisfactory for any use and purpose which it may deem appropriate. In no event shall the Landlord be liable in any respect for failure to relet the Demised Premises or in the event of such reletting, for failure to collect the rent thereunder provided that Landlord has complied with its mitigation obligations as aforesaid. Any sums received by the Landlord on a reletting for any monthly installment of rent in excess of the rent reserved in this Lease shall belong to Landlord;

               (b) Delinquent Fixed Rent and Additional Rent shall bear interest at the lower rate of either twelve percent (12%) per annum or the maximum rate permitted by law, from the date on which it is due until the date on which it is paid. This provision shall not relieve Tenant from any payment of Fixed Rent, late charges or Additional Rent at the time due and in the manner specified herein.
               (c) Tenant hereby expressly waives the service of notice of intention to re-enter as provided for in any statute and also waives any and all rights or equity of redemption in case the Tenant shall be dispossessed by a Court. The terms “enter,” and “re-enter,” “entry,” or “re-entry,” as used in this Lease, are not restricted to their technical legal meaning.
               (d) the termination of this Lease shall not in any circumstance operate to relieve the Tenant from liability for performance of all of its obligations hereunder. Upon any such termination of this Lease, Tenant covenants that it will quit and surrender the premises and deliver possession thereof to Landlord.
          14.3 No waiver by the Landlord of any Event of Default by Tenant shall constitute or be construed as a waiver of any other or future Event of Default. No waiver by the Tenant of any default or breach by the Landlord shall constitute or be construed as a waiver of any other or future default or breach. No waiver by either party shall be effective unless in writing.
          14.4 The acceptance by Landlord of rent or other charges from Tenant (in whole or in part) after any Event of Default, even though known to Landlord, shall not constitute a waiver of the default/breach, unless the Event of Default is cured in full. The acceptance by Landlord of rent or other charges from Tenant (in whole or in part) shall not be deemed an accord and satisfaction in respect of any claims of Landlord against Tenant, notwithstanding the payment check or accompanying letter may bear a legend or endorsement to the contrary. The acceptance of payment as above shall not affect any notice of default or any action or proceedings or judgment or order taken in consequence of the default.
          14.5 In the event of (a) the termination of this Lease under the provisions of Article 14 hereof, (b) the re-entry into the Demised Premises by Landlord under the provisions of this Article 14, or (c) the termination of this Lease (or re-entry) by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such moneys shall be credited by Landlord against any rent due from Tenant at the time of such termination or re-reentry, or at Landlord’s option, against any damages payable by Tenant under this Lease or pursuant to law.
          14.6 In the event of any termination of this Lease under the provisions of Article 14 or in the event that Landlord shall re-enter the premises lawfully or in the event of the termination of this Lease (or of re-entry) by or under any summary dispossess or other proceeding or action or any provision of law, Tenant will pay to Landlord as damages, at the sole election of Landlord, either:

               (a) a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, is equal to the excess, if any, between: (i) the aggregate of all Rent which would have been payable hereunder by Tenant had this Lease not so terminated for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the date set for the expiration of the full term hereby granted, over (ii) the aggregate of all rent of the Demised Premises for the same period based upon the then local market rental value of the Demised Premises as determined by taking into account any market concessions such as tenant improvements, free rent, construction allowances, rent abatement, moving allowances and other rental concessions, financial strength of the tenant, location in the building, and comparable renewal leases (on the bases of factors such as, but not limited to, size and location of space and the term of the lease), if any, recently executed for space in other buildings in the Bergen County, New Jersey, which are comparable to the Building in reputation, quality, age, size, location and quality of services provided (the foregoing factors not being exclusive in identifying comparable buildings). Landlord shall also be entitled to recover the reasonable value of restoring the Demised Premises and reletting same (including brokers commissions) as an element of damage, discounted to present value at the prime rate of interest announced as of the Event of Default in The Wall Street Journal; or
               (b) sums equal to the aggregate of all Rent which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable on a monthly basis on the due dates specified for payment of Fixed Rent under this Lease following such termination of such re-entry and until the date hereinbefore set for the expiration of the full Term hereby granted; provided, however, that if Landlord shall re-let all or part of the Demised Premises for all or any part of said period, Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord all reasonable attorneys’ fees and costs incurred in terminating this Lease and re-entering the Demised Premises and of securing possession thereof, as well as the reasonable expenses of re-letting, including altering and preparing the Demised Premises for new tenants, brokers’ commissions and all other similar or dissimilar expenses properly chargeable against the Demised Premises and the rental therefrom in connection with such re-letting, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term of this Lease; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (ii) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this subsection (b) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, and (iii) if the Demised Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of Article 14, or under any provision of law, or had Landlord not re-entered the Demised Premises.

               Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.
          14.7 Anything herein to the contrary notwithstanding, upon an Event of Default hereunder, or in the event of a breach or threatened breach on the part of Tenant or Landlord with respect to any of the covenants, agreements, terms, provisions or conditions on the part of or on behalf of such party to be kept, observed or performed, both parties shall also have the right of specific performance and/or injunction. The specified remedies to which either party may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which either may lawfully be entitled at any time, and either party may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for, so long as such remedies have not been waived by the terms of this Lease.
     15. Access to Premises:
          15.1 Landlord and its representatives may enter the Demised Premises during normal business hours upon not less than forty-eight (48) hours prior notice (except in case of emergency, when no prior notice shall be required) for the purpose of inspecting the same and, if Landlord so elects, but without any obligation so to do, for the purpose of making any necessary repairs to the Demised Premises and performing any work therein. Landlord will exercise its rights hereunder in a commercially reasonable manner so as to minimize interference with Tenant’s business operations, but nothing herein shall require the Landlord to schedule all work during non-business hours and to thereby incur overtime or similar extra charges. Landlord shall be prohibited from entering any secured or protected areas within the Demised Premises without the prior written consent of Tenant.
          15.2 Landlord may enter and exhibit the Demised Premises during usual business hours upon not less than forty-eight (48) hours prior notice for Landlord’s purposes, including but not limited to, inspecting the Demised Premises or showing the Demised Premises to prospective mortgagees, purchasers, lessees or brokers. During the final twelve (12) months of the term, Landlord may also display the usual “To Let” or similar signs on the portions of the Land (but excluding the Demised Premises).
          15.3 Notwithstanding the foregoing in this Article 15, Tenant may designate certain portions of the Demised Premises, including but not limited Tenant’s computer and data rooms, as “Protected Areas.” Landlord recognizes that the Protected Areas are to be secured areas and Landlord shall have no access thereto without being accompanied by a designated representative of Tenant.
          15.4 Tenant shall have access to the Demised Premises 24 hours a day, 7 days a week, 365/366 days a year.
     16. Hold Harmless:
          16.1 Subject to the provisions of Section 11.9 above, Tenant shall keep, save and hold Landlord harmless and free from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments to third parties arising by reason of any injury or damage to any person or persons, or property, of any kind whatsoever, and to whomsoever belonging, from any cause or causes whatsoever and whether arising from or by reason of any existing or future condition, default, matter, or thing in or about the Demised Premises, from and after the Commencement Date, including, without limitation, damage from water and/or steam seepage or leakage in or into the Demised Premises, except if caused by Landlord’s negligent or intentional acts or omissions.
          16.2 Tenant hereby waives all claims against Landlord for damages to goods, equipment, improvements, wares, and merchandise in, upon or about the Demised Premises, the Building, the Land and any common areas and for injuries to Tenant, its agents or third persons in or about the Demised Premises, the Building, the Land and any common area from any cause arising at any time, except if caused by Landlord’s negligent or intentional acts or omissions.
          16.3 Subject to the provisions of Section 11.9 above, Tenant agrees that if Landlord is involuntarily made a party defendant to any litigation concerning this Lease or the Demised Premises relating to any alleged act or omission of Tenant, then Tenant shall indemnify, hold harmless and defend Landlord from all liability, and reasonable costs and expenses by reason thereof. Similarly, Landlord agrees that if Tenant is involuntarily made a party defendant to any litigation concerning this Lease or the Demised Premises relating to any alleged act or omission of Landlord, then Landlord shall indemnify, hold harmless and defend Tenant from all liability, and reasonable costs and expenses by reason thereof.
          16.4 Anything in this Article 16 to the contrary notwithstanding, the foregoing indemnifications in this Article 16 shall in NO EVENT apply to any environmental matters. Any Tenant indemnification with respect to environmental matters is set forth in Section 28.4, and any Landlord indemnification with respect to environmental matters is set forth in Section 28.11.
     17. Assignment or Sublease:
          17.1 Tenant shall neither voluntarily, nor by operation of law, assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, and shall not sublet the said Demised Premises or any part thereof, or any right or privilege appurtenant thereto, or allow any other person (the employees, agents, servants and invitees of Tenant excepted) to occupy or use the said Demised Premises, or any portion thereof, without first obtaining the written consent of Landlord. A consent to one assignment, subletting, occupation or use by any other person shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person. Consent to any such assignment or subletting shall in no way relieve Tenant of any liability under this Lease. Any such assignment or subletting without such consent shall be void, and shall, at the option of the Landlord, constitute a default under the terms of this Lease. Landlord shall not be obligated to consider and respond to any request for consent under this paragraph unless such request is in writing, contains a full explanation of the proposal and provides sufficient information about the financial standing and experience of the proposed assignee or subtenant for Landlord to make an informed judgment. Tenant acknowledges that its sole remedy with respect to any assertion that Landlord’s failure to timely consent to any assignment or sublet is unreasonable shall be the remedy of specific performance and Tenant shall have no damage claim or further claim of any nature or cause of action against Landlord as a result of Landlord’s actions in refusing to timely consent, except a claim for legal fees and costs as provided in Section 51.1 below. In the event of any approved assignment or sublease, all rents or other payments received by Tenant in excess of the payments due from Tenant to Landlord pursuant to this Lease may be retained by Tenant. On demand, any assignee or subtenant shall make payments directly to Landlord without, however, creating a direct Landlord-Tenant relation between them or releasing Tenant under this Lease. Landlord shall not unreasonably withhold or delay consent to an assignment or sublease, providing that Landlord determines in its reasonable discretion that such sublease or assignment does not lessen Landlord’s security, that the use of the Demised Premises will remain as the Permitted Use; that the proposed assignee or sublessee is financially responsible and is sufficiently experienced to operate the business from the Demised Premises successfully and in a manner which shall not detract from the value of the Demised Premises, that the proposed transaction does not present any environmental concerns.
          17.2 Notwithstanding the foregoing in Section 17.1, no Landlord consent shall be required: (a) for subleases or assignments to affiliates or subsidiaries of the Tenant or becomes a publicly traded entity on a United States stock exchange, provided that Tenant shall provide Landlord with thirty (30) days advanced notice with sufficient information to confirm that: (i) there shall be no change in the permitted use of the Demised Premises, (ii) Tenant shall remain liable jointly and severally with the assignee/subleasee for payment and performance of all Tenant obligations under this Lease, (iii) the proposed assignment/sublease shall not impair Landlord’s security, and (iv) the proposed assignee or subtenant shall not introduce any new Hazardous Substances onto Demised Premises in violation of applicable laws which is inconsistent with the existing operations of Tenant at the Demised Premises; (b) for any transfer or assignment to any successor to Tenant by purchase, merger, consolidation or reorganization; and (c) if Tenant becomes a publicly traded entity on a United States stock exchange.
     18. Condemnation:
          18.1 This Lease and the term hereof shall terminate: (a) if the entire Demised Premises shall be taken by condemnation, or (b) at the option of Tenant (exercisable by notice given to Landlord within thirty (30) days after the date of any such taking), if a material part of the Demised Premises shall be taken in any condemnation proceeding(s); or (c) at the option of Landlord (exercisable by notice given to the Tenant within thirty (30) days after the date of taking) if more than fifteen percent (15%) of the Demised Premises or the Building or the Land shall be taken by condemnation. A taking of a “material part” of the Demised Premises shall mean the condemnation of so much of the Demised Premises (including any exclusive parking) as shall materially and adversely interfere with Tenant’s operations in the Demised Premises; provided, however, that in the event of any taking of any exclusive parking, the Landlord shall use its best efforts to provide alternative parking of an equal or greater size within the “Industrial Park” in which the Building and the building at 760 Washington Avenue, Carlstadt, New Jersey currently occupied by Tenant, are located in which case this Lease shall remain in full force and effect as to such remaining portion to the extent that such alternative parking is provided.
          18.2 Upon the termination of this Lease in accordance with this Article, rents shall be adjusted as of such termination. The entire condemnation award shall be the sole and exclusive property of Landlord and shall be payable solely to Landlord except any allocations or awards for Tenant’s trade fixtures and moving expenses. Tenant shall not make any claim in any condemnation proceeding for the value of the unexpired portion of the Lease or the term hereof, and waives all right thereto.
          18.3 In the event that any portion of the Demised Premises is taken in condemnation and if this Lease is not terminated, then this Lease shall remain in full force and effect as to such remaining portion, except that from and after the effective date of any such taking, Tenant shall be entitled to a proportionate reduction in the Fixed and Additional Rent required to be paid hereunder in accordance with any reduction in square foot area of the Demised Premises caused by such taking. In the event that any portion of Tenant’s exclusive parking is taken in condemnation and if this Lease is not terminated, then this Lease shall remain in full force and effect as to such remaining portion.
               Landlord shall promptly restore the portion of the Demised Premises remaining after such taking to a complete architectural unit. Any restoration by Landlord shall be limited to the basic building structure as demised by Landlord to Tenant as of the Commencement Date, and Tenant shall have such reasonable time thereof to restore the interior of the Demised Premises to an operational condition with an accompanying abatement of rent during such time. Landlord shall have the right to install, maintain and alter or relocate within the Demised Premises any gas, water, electric or sewer lines which may be necessary provided that Tenant’s facilities are not materially or adversely affected.
          18.4 In the event this Lease is not terminated as aforesaid and Landlord does not restore the Demised Premises within a period of ninety (90) business days after the date of taking, then and in that event, Tenant may, as its sole remedy, have the right to terminate this Lease by notice in writing delivered to Landlord prior to completion of such restoration.
     19. Fire or Casualty Loss:
          19.1 If all or part of the Demised Premises is damaged or destroyed by fire or other casualty, this Lease and all of its terms, covenants and conditions shall, subject to the provisions hereinafter set forth, continue in full force and effect, as follows:
               A. In the event that the damage to the Demised Premises is so extensive as to amount practically to the total destruction of the Demised Premises and Landlord within a reasonable time after such damage shall not elect to rebuild, then and in that event, this Lease shall cease and the rent shall be apportioned to the time of the destruction. For the purposes of this paragraph, damage to fifteen percent (15%) or more of the Demised Premises shall be deemed total destruction.
               B. In the event that the Demised Premises is damaged, but not so destroyed (as set forth in Paragraph A immediately above) as to terminate the Lease, or Landlord elects to rebuild as provided for in Paragraph A above, then, provided that such loss is sufficiently insured and that all of the proceeds of said insurance coverage are made available to the Landlord by any mortgagee whose interest may be superior to the Landlord; and further provided that the term of this Lease shall have at least two (2) years to run, and that applicable laws shall permit, then, and in those events, the Landlord shall repair and rebuild the Demised Premises with reasonable diligence. Notwithstanding the foregoing: (i) in the event there is less than two (2) years of the Lease Term remaining, or (ii) in the event Landlord’s mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt and Landlord does not promptly commit to restore with Landlord’s funds, or (iii) in the event of any material uninsured loss to the Building and Landlord does not promptly commit to restore with Landlord’s funds, or (iv) if the written estimate states that the Demised Premises cannot be restored to substantially the condition that existed prior to the casualty within one hundred eighty (180) days of the casualty, then either Landlord or Tenant may, at their option, terminate this Lease by notifying the other party in writing of such termination within ninety (90) days after the date of such casualty. Within sixty (60) days of such casualty, Landlord shall notify Tenant whether the Demised Premises cannot be restored to the condition that existed prior to the casualty within one hundred eighty (180) days of the casualty.
          19.2 To the extent that the loss or destruction of the Demised Premises substantially interferes with all or a portion of Tenant’s operations at the Demised Premises, thus requiring the Tenant temporarily to close its business or reduce its workforce, the Fixed Rent shall be abated (or proportionately abated with respect to a partial closure) from the date of such closing to the date the damage shall have been substantially repaired so as to enable the Tenant to continue its business in substantially the same fashion as was previously operating prior to the date of such loss or destruction.
          19.3 Tenant acknowledges and agrees that Landlord will not carry insurance of any kind on Tenant’s fixtures, furniture, and equipment, or on any Tenant Improvements or other appurtenances removable by Tenant under the provisions of this Lease, and that Landlord shall not be obligated to repair any damage thereto or replace the same. However, if Landlord does place such coverages on Tenant’s owned property as provided in Section 11.3, all proceeds applicable to Tenant’s owned property shall be promptly transmitted to Tenant upon receipt by the Landlord, and Landlord will use its best efforts, in coordination with Tenant, to make the appropriate claims and recover insurance proceeds due under the applicable coverage.
     20. Estoppel Certificate:
          20.1 Upon request from the either party and/or its successor in interest, either party hereto, and/or its successors in interest, shall at any time and from time to time upon not less than twenty (20) days prior written notice, execute, acknowledge and deliver a statement in writing: (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), and the date to which the rental and other charges are paid in advance, if any, and (b) acknowledging that there are not, to such party’s knowledge, any uncured defaults on the part of either party hereunder, or specifying such defaults if any are claimed, and (c) setting forth the date of commencement of rents and expiration of the term hereof. Any such statement may be relied upon by the prospective purchaser or encumbrancer of all or any portion of the real property of which the Demised Premises are a part, or other interested party.

     21. Signage
          21.1 Under no circumstances shall Tenant place or erect, or allow to be placed, or erected, a sign of any nature whatsoever upon any exterior portion of the Building. Ground signs which are similar to existing ground signs will be permitted subject to prior written approval from Landlord in connection with any proposed sign, its location, and its manner of installation. Landlord may remove any signs installed by Tenant which are in violation of the provisions of this Article. In no event shall any permitted sign be installed on the roof or above the parapet height of the Demised Premises or of the Building. Any sign which Tenant may be permitted to install on the Demised Premises shall nonetheless conform to any and all requirements of any governmental body of any nature whatsoever having jurisdiction thereover, notwithstanding Tenant’s having obtained written consent from Landlord therefor. Tenant shall have the right, as the need may occur, to apply for any sign variances, at its sole cost and expense, provided the Landlord shall have first approved the proposed sign. Landlord’s consent to signs shall not be unreasonably withheld, delayed or conditioned, and Landlord agrees to reasonably cooperate with Tenant to facilitate Tenant in obtaining any applicable municipal approvals therefor.
     22. Brokerage Commission: Landlord and Tenant each warrant and represent one to another that neither has dealt with, employed or negotiated with any real estate broker, salesman, agent or finder in connection with this Lease Agreement except Studley, Inc. (“Broker”). Landlord agrees to pay the commission due to the Broker pursuant to a separate agreement. Landlord shall indemnify, hold harmless and defend Tenant, and Tenant shall indemnify, hold harmless and defend Landlord, from and against any claim or claims for broker or other commission arising from or out of any breach of the foregoing representation and warranty by the respective indemnitors. The representations and obligations contained in this paragraph shall survive the expiration or termination of this Lease.
     23. Unavoidable Delays:
          23.1 Except as otherwise provided for in Articles 5.2 above, in the event that Landlord or Tenant shall be delayed or prevented from performing any of its obligations pursuant to the provisions of this Lease Agreement due to governmental action, or lack thereof, or due to shortages of or unavailability of materials and/or supplies, labor disputes, strikes, slow downs, job actions, picketing, secondary boycotts, fire or other casualty, delays in transportation, acts of God, failure to comply or inability to comply with any orders or requests of any governmental agencies or authorities, acts of declared or undeclared war, public disorder, riot or civil commotion, or by any other cause beyond the reasonable control of such party (each, a “Force Majeure Event”), then such party shall in any or all such events be excused from its obligation to perform and comply with such provisions of this Lease Agreement for a period of time commensurate with any delay so caused without any liability to the other party therefor whatsoever and all time periods provided for herein for performance of any such obligations shall be extended accordingly. Notwithstanding the foregoing, a Force Majeure Event shall not delay or excuse Tenant’s obligations to pay Fixed Rent or Additional Rent.

     24. Subordination:
          24.1 Tenant covenants that its rights under this Lease Agreement are hereby and will be subordinate to the operation and effect of any mortgage or mortgages now existing or hereafter placed upon the premises or building or lot without any further written document from Tenant. However, Tenant shall, upon request by Landlord, execute such documents as may be required to effect such subordination to the satisfaction of any such mortgagee.
          24.2 Tenant agrees to comply with reasonable requirements for modifications hereof made by any reputable bona fide mortgage lending institution provided that such requirements shall not affect the basic business terms hereof.
          24.3 Tenant shall, upon request of Landlord, furnish to Landlord at any time during the term, the most recent financial statement(s) of Tenant for a period of up to two (2) years last past. If certified statements certified by a certified public accountant have been prepared, then certified statements will be provided by Tenant. Landlord agrees to keep the financial statement(s) confidential and shall not distribute such financial information to any party other than Landlord’s agents, employees, attorneys, accountants and lender to the extent that such parties require such information and such parties shall be informed of the confidential nature of such information.
          24.4 Tenant covenants and agrees to attorn to any successor to Landlord’s interest in this Lease.
          24.5 Landlord agrees to obtain a non-disturbance agreement from existing and future mortgagees in whatever standard form is utilized by such mortgagees for the benefit of Tenant, and to deliver same to Tenant within a reasonable time after execution of this Lease. Landlord hereby agrees to cooperate with Tenant and to use best efforts to obtain from any existing and future mortgagees on behalf of Tenant reasonable changes sought by Tenant to the standardized form of non-disturbance agreement utilized by such mortgagees. Anything in this Lease to the contrary notwithstanding, this Lease shall be subordinate to any such existing and future mortgages only during the period that a non-disturbance agreement remains in full force and effect, and otherwise shall be superior to such instruments.
     25. Security Deposit:
          25.1. Tenant has provided a “Security Deposit” to Landlord’s affiliate, 410 Commerce Boulevard, LLC, with respect to a lease for premises in the building located at 410 Commerce Boulevard, Carlstadt, New Jersey (the “410 Lease”). The Security Deposit is in the form of a letter of credit in the current amount of Six Million and 00/100 Dollars ($4,000,000.00), and will increase over time, as provided in the 410 Lease to Ten Million and 00/100 Dollars ($10,000,000.00).
From and after the Effective Date, Landlord’s affiliate, 410 Commerce Boulevard, LLC shall be entitled, but shall not be obligated, to use the Security Deposit as security for the performance of Tenant’s obligations under: (a) the 410 Lease, (b) this Lease, and (c) that certain lease with another affiliate of Landlord for that certain property having an address of 760 Washington Avenue, Carlstadt, New Jersey (the “760 Lease”).

               Notwithstanding the foregoing, the parties acknowledge and agree that this Lease, the 410 Lease and the 760 Lease are neither cross-defaulted nor cross-collateralized, and that neither the Landlord nor its respective affiliates that are landlords under the 410 Lease and 760 Lease shall be permitted to exercise any remedies under any particular lease unless and until a default has occurred under such lease, and all applicable notice and cure periods, if any, thereunder have expired.
     26. Surrender Obligations.
          26.1 Notwithstanding any contrary or inconsistent language in this Lease, the obligation of the Tenant to remove alterations, improvements, equipment and fixtures upon any termination of this Lease and the rights of the Landlord to elect that alterations, improvements, equipment and fixtures installed by Tenant in the Demised Premises shall be left in place upon any termination of the Lease shall be unchanged from those obligations and rights as they exist under the terms of the Comdisco Lease, a true and complete copy of which is annexed hereto, as Schedule “F” and the terms of which are incorporated herein for purposes of reference with respect to the restoration issues only. The rights of the parties respecting all future alterations, improvements and fixtures installed by the Tenant shall continue to be determined under the provisions of the Comdisco Lease throughout the Term of this Lease and all option terms provided for by this Lease.
          26.2 Notwithstanding the foregoing and notwithstanding anything to the contrary in the Comdisco Lease, the Tenant shall not be permitted or required to remove the conduits and the wiring from the public right of way to the Building at the Demised Premises, and the conduits and wiring therein running from the Building to the buildings located at 760 Washington Avenue and 410 Commerce Boulevard, shall not be removed at the Termination Date and shall become the sole property of the Landlord from and after the Termination Date.
     27. INTENTIONALLY OMITTED.
     28. Environmental Covenants: Each of Landlord and Tenant represents, covenants, promises and agrees to and with the other party, as follows:
          28.1 Tenant agrees to take all requisite action to insure Tenant’s material compliance with all applicable federal, state and local laws relating to pollution of the environment, hazardous substances, air pollution, clean air, soil, environmental protection, hazardous waste, toxic substances, noise control, sewerage and wastewater treatment, solid waste, navigable waters, water supply, quality and pollution, storm water, groundwater and rivers and harbors laws applicable to Tenant’s operations at the Demised Premises, including, but not limited to, the Resource Conservation and Recovery Act, the Clean Air Act, and Federal Water Pollution Control Act, the Toxic Substances Control Act, and the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq. and N.J.A.C. 7:26B-1.1 et seq.) (“ISRA”) and/or the New Jersey Underground Storage of Hazardous Substances Act (N.J.S.A. 58:10A-21 et seq.; N.J.A.C. 7:14B-1.1 et seq.), if the same becomes applicable and/or the rules and regulations promulgated under said statutes (collectively referred to as “Environmental Laws”).

          28.2 Tenant shall not use or permit the use of the Demised Premises to refine, produce, store, handle, generate, manufacture, heat, dispose of, transfer, process or transport (collectively, “Use”) “Hazardous Substances” (as such term is defined in N.J.S.A. 58:10-23.11b, or any rule or regulation promulgated thereunder), other than in such quantities as are ordinarily Used in connection with Tenant’s business as described in Article 8 and in material compliance with applicable Environmental Laws.
          28.3 The Tenant shall not permit the use of the Demised Premises as a “Major Facility”, as such term is defined in N.J.S.A. 58:10-23.11b(1), or any rule or regulation currently promulgated thereunder.
          28.4 Tenant shall, at Tenant’s own expense, comply with all applicable Environmental Laws, including the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and with the Spill Compensation and Control Act (N.J.S.A. 58:10-23-11 et seq.) (“the Acts”) and all regulations promulgated pursuant to the Acts. Tenant shall, at Tenant’s own expense, provide all information within Tenant’s control requested by Landlord or the Bureau of Industrial Site Evaluation for the preparation of submissions, declarations, reports and plans pursuant to the Acts. If the New Jersey Department of Environmental Protection (DEP) shall determine that a clean-up plan or Remedial Action Work plan must be prepared and that a clean-up be undertaken because of any spills or discharges of Hazardous Substances at the Premises which occur during any period when Tenant was an occupant, other than as a result of any wrongful or negligent action or omission on the part of the Landlord, Russo Development, LLC, or their respective agents, servants, employees, licensees, tenants (other the Tenant), invitees or contractors, or those which result from the migration of Hazardous Substances to or under the Premises from other property, then Tenant promptly shall remediate such Release at Tenant’s sole expense, in accordance with the provisions of all applicable Environmental Laws, including the Acts. Tenant shall indemnify, defend and save the Landlord harmless from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with any spills or discharges of Hazardous Substances at the Premises which occur during the term of Tenant’s occupancy, other than as a result of any wrongful or negligent action or omission on the part of the Landlord, Russo Development, LLC, or their respective agents, servants, employees, licensees, tenants (other the Tenant), invitees or contractors, or those which result from the migration of Hazardous Substances to or under the Premises from properties other than the Premises,. Tenant’s obligations and liability under this paragraph shall survive and shall continue so long as the Landlord remains responsible for any spills or discharges of hazardous substances or wastes at the Premises which occur during the Term.
          28.5 No lien has been attached, nor shall any lien be allowed to attach to any real or personal property owned by Tenant and located at the Demised Premises, pursuant to applicable Environmental Laws, including, without limitation, the Spill Act and/or CERCLA.
          28.6 Tenant will furnish the New Jersey Department of Environmental Protection (“DEP”) with any information in Tenant’s possession which may be required by the Spill Act, ISRA or any other applicable Environmental Law, with respect to Tenant’s Use of the Demised Premises, including information required by ISRA due to applications submitted by the Landlord.

          28.7 In the event that there shall be filed a lien against the Demised Premises, or Tenant’s property thereon, by DEP under the Spill Act or under CERCLA as a result of Tenant’s acts or omissions with respect thereto, Tenant shall within thirty (30) days from the date the Tenant is given notice of such lien or within such shorter period of time in the event that the State of New Jersey has commenced steps to cause a sale pursuant to the lien, either: (a) pay the claim and remove the lien; or (b) furnish (1) a bond reasonably satisfactory to Landlord and/or DEP in the amount of the claim out of which the lien arises, (2) a cash deposit in the amount of the claim out of which the lien arises, or (3) other security reasonably satisfactory to Landlord in an amount sufficient to discharge the claim out of which the lien arises. Tenant reserves the right to contest the filing of any such lien provided that Tenant shall be required to discharge or bond off any such lien prior to commencement of any such contest.
          28.8 Tenant shall not use or cause the Demised Premises to be used as an “industrial establishment” as such term is defined in ISRA as of the date of this Lease.
          28.9 Tenant shall not install any underground storage tanks without the prior written consent of Landlord.
          28.10 Tenant and Landlord shall provide each other with copies of any and all notices either party receives from the DEP with respect to the environmental condition of the Demised Premises.
          28.11 Landlord shall, at Landlord’s own expense, materially comply with the Acts and all regulations promulgated pursuant to the Acts to the extent that the requirements of the Acts become applicable to the Demised Premises with respect to conditions existing prior to the Commencement Date or otherwise resulting from Landlord’s acts or omissions from and after the Commencement Date thereat. Landlord shall, at Landlord’s own expense, provide all information within Landlord’s control requested by Tenant or the Bureau of Industrial Site Evaluation for the preparation of submissions, declarations, reports and plans pursuant to the Acts. If the New Jersey Department of Environmental Protection (DEP) shall determine that a clean-up plan or Remedial Action Work plan be prepared and that a clean-up be undertaken because of any spills or discharges of hazardous substances or wastes caused by the Landlord or other parties under Landlord’s authority or control at the Demised Premises which occur during any period when Tenant was an occupant, then Landlord shall, at Landlord’s own expense, prepare and submit the required plans and carry out the approved plans. Landlord shall indemnify, defend and save the Tenant harmless from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with any spills or discharges of hazardous substances or wastes solely to the extent such spill or discharge existed prior to the Commencement Date and/or were caused by the Landlord or other parties under Landlord’s authority or control at the Demised Premises which occur during the term of Tenant’s occupancy. Landlord reserves the right to contest the applicability of the Acts to Landlord or any DEP determinations or requirements.
          28.12 The provisions of this Article 28 shall survive the termination or earlier expiration of this Lease.

     29. Auction Sales:
          29.1 Tenant shall not conduct or permit to be conducted any sale by auction or otherwise in, upon or from the Demised Premises whether said sale be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding.
     30. Holding Over:
          30.1 Subject to the provisions of Section 30.2 below, in the event Tenant shall remain in possession of the Demised Premises following the expiration of the term granted hereby and any renewals, without Landlord’s written permission, all terms of this Lease shall, as applicable, continue to govern such possession, except that Tenant shall have the status of a tenant at sufferance and shall pay to Landlord, as its exclusive damages for such wrongful holdover, for each month or part thereof during which said wrong holdover continues, double the total of the Fixed Rent and Additional Rent due from Tenant to Landlord at the time immediately preceding such holdover.
          30.2 Notwithstanding the foregoing in Section 30.1 above, Tenant shall have the right to holdover for a period of one (1) year after the Termination Date (the “Permitted Holdover Period”), as such date may be extended pursuant to Tenant’s “Options to Renew” under Section 40 below, provided that Tenant complies with the terms and provisions of this Section:
               (a) Tenant shall provide Landlord with not less than eleven (11) months prior written notice of its intention to holdover beyond the Termination Date, as such date may be extended pursuant to Tenant’s “Options to Renew” under Section 40 below.
               (b) The foregoing notice shall state the amount of time that Tenant intends to holdover in the Demised Premises, and the holdover period under this Section 30.2 shall be limited to the period stated.
               (c) For the first two (2) months of the Permitted Holdover Period, Tenant shall pay Fixed Rent at an amount equal to that being paid by Tenant immediately prior to the Permitted Holdover Period. Thereafter, through the remainder of the Permitted Holdover Period, Tenant shall pay Fixed Rent in an amount equal to one and one-half (1.5) times the Fixed Rent prior to the Permitted Holdover Period. Tenant shall also be required to pay Additional Rent during the Permitted Holdover Period.
               (d) Time is declared to be of the essence with regard to the provisions of this Section 30.2.
     31. Quiet Possession:
          31.1 Upon Tenant paying the rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Demised Premises for the entire term hereof, subject to and in accordance with all the provisions of this Lease.

     32. Representations and Warranties of Landlord. Landlord represents and warrants to Tenant as follows:
          32.1 Landlord is the owner of good, marketable and insurable title to the Land upon which the Building is located. Such title is free and clean of all liens and encumbrances other than those set forth on those certain owner’s policy of title insurance issued by Commonwealth Land Title Insurance Company as Policy No. H001539 dated December 15, 2000, and shall remain that way except for subsequent financing obtained by Landlord in connection with the construction and financing of the Land and Building.
          32.2 Landlord has obtained and shall maintain all permits, approvals and easements as are necessary relating to the Private Communication Ductbank (as defined below), and shall continue such maintenance and make such repairs and approvals as are necessary with reasonable expedition. If Landlord defaults in its obligations under this Section 32.2 resulting in a “Shut-Down Condition”, Tenant shall have the right to perform Landlord’s obligations as provided in Section 5.2. For purposes hereof, the “Private Communications Ductbank” means the two (2) independent and redundant conduit ductbanks between the Demised Premises and the building located at 760 Washington Avenue, Carlstadt, New Jersey, each of which contains four (4) four inch (4”) diameter conduits. All costs incurred by Landlord to maintain and repair the Private Communication Ductbank and all governmental charges, taxes, impositions, and fees of every nature relating to the Private Communications Ductbank shall be charged, per capita, to the tenants of the Landlord and its affiliates who are connected to the Private Communications Ductbank (currently same include 410 Commerce Boulevard, 760 Commerce Boulevard and the Demised Premises) and Tenant agrees to reimburse the Landlord for Tenant’s per capita share of all such costs and expenses as Additional Rent pursuant to Section 3.1C of this Lease.
     33. Notices:
          33.1 All notices and demands which are contemplated or permitted to be given by either party shall be in writing and shall be served upon the parties at the following addresses:

If to Landlord:	RUSSO FAMILY LIMITED PARTNERSHIP, LP
c/o Russo Development, LLC
71 Hudson Street
Hackensack, N.J. 07601
Attn: Edward Russo, Manager
Fax No.: 201-487-6440

With a copy to:	Richard G. Berger, Esq.
Russo Development, LLC
71 Hudson Street
Hackensack, New Jersey 07601
Fax No.: 201-487-6440

If to Tenant:	SunGard Availability Services LP
680 E. Swedesford Road
Wayne, PA 19087
Attention: Chief Financial Officer
Fax No.: 610-341-1525

With a copy to:	SunGard Data Systems Inc.
680 E. Swedesford Road
Wayne, PA 19087
Attention: General Counsel
Fax No.: 610-341-8115
          Notices shall be served either by personal service, or by mailing, certified mail, return receipt requested, postage prepaid. Notices can also be sent by facsimile transmission so long as it is sent by one of the other methods. Personal service shall be effective upon actual delivery in person or via a local or nationally recognized overnight courier service (including, for example, Federal Express) to the addressee. Service by facsimile and mail shall be deemed effective two (2) business days after the item has been successfully transmitted by facsimile and a true copy has been deposited in the United States Mail, to be delivered by certified mail, return receipt requested, properly addressed as above, and postage prepaid. Service by personal service shall be deemed effective upon receipt.
     34. Parties Bound:
          34.1 The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the respective successors, assigns and legal representatives of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 17 hereof shall operate to vest any rights in any successor, assignee or legal representative of Tenant and that the provisions of this Article 34 shall not be construed as modifying the conditions of limitation contained in Article 17 hereof, or Section 12.2 hereof.
     35. Abandoned Personal Property:
          35.1 Any personal property, which shall remain in the Demised Premises or any part thereof after the expiration or termination of the term of this Lease in violation of the provisions of Article 9 above shall be deemed to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit seven (7) days after written notice to Tenant; provided, however, that the presence of such personal property without Landlord’s consent shall be conclusively deemed an unconsented holding over by Tenant rendering Tenant liable under Paragraph 30.1, unless Tenant has timely exercised rights under Section 30.2 and such personal property is removed on or before the expiration of the holdover period under Section 30.2. If such personal property or any part thereof shall be sold by Landlord, Landlord may receive and retain the proceeds of such sale as Landlord’s property without affecting Landlord’s rights against Tenant or resulting in any credit to Tenant from damages otherwise recoverable by Landlord.

     36. Article Headings:
          36.1 The Article headings of this Lease are for convenience only and are not to be considered in construing the same.
     37. Governing Law:
          37.1 The laws of the State of New Jersey shall govern the validity, performance and enforcement of this Lease. The invalidity or unenforceability of any provision hereof shall not affect or impair any other provision.
     38. Letter of Acceptance:
          38.1 Upon the Tenant’s accepting the Demised Premises and commencing construction of Initial Tenant Improvements, after Substantial Completion of the Landlord Improvements pursuant to the terms and conditions hereof, the Tenant covenants and agrees that it will furnish to the Landlord a written statement that it accepts the Demised Premises, subject to the terms and conditions of the Lease as herein contained (including Punch List Items and latent defects).
     39. INTENTIONALLY OMITTED.
     40. Options to Renew:
          40.1. From and after the Effective Date, Section 34 of the Comdisco Lease shall be deleted in its entirety and is superseded and replaced by the provisions set forth below at Section 40.2 through 40.4 of this Lease.
          40.2. Tenant shall have the option to renew its Lease for the Demised Premises for two (2) renewal terms, each of which shall be for a period of five (5) years by providing Landlord with twelve (12) calendar months written notice prior to the expiration of the then current Term. TIME FOR NOTICE OF EXERCISE OF TENANT’S OPTIONS IS HEREBY DECLARED TO BE OF THE ESSENCE.
          40.3. The Fixed Rent payable by Tenant during the option terms if exercised shall be as set forth on Schedules “C-1” and “C-2” annexed hereto and incorporated herein by reference.
          40.4 Except as to the amount of Fixed Rent, all of the other terms, covenants, conditions and agreements set forth in the Lease as amended by this Lease shall apply to all renewal terms; except that there shall only be the two (2) options to renew granted in this Section 40 of this Lease.
     41. Right of First Offer to Purchase the Demised Premises:

          41.1 Tenant shall have a Right of First Offer for the purchase of the Demised Premises. Landlord agrees to provide Tenant with written notice of the availability of the Demised Premises for sale and to offer the Demised Premises in its entirety to Tenant on such terms as Landlord finds acceptable in its sole discretion, prior to marketing the Demised Premises to other prospective buyers. Tenant shall have sixty (60) days from the date of Landlord’s notice to respond in writing to the same. If Landlord has not received a written response by the end of said sixty (60) day period or if Tenant declines to accept Landlord’s offer or if Tenant makes a counteroffer that Landlord rejects in writing as unacceptable in its sole and absolute discretion, Landlord shall thereafter be free to market and sell the Demised Premises without further notice to Tenant. If Landlord and Tenant agree on terms for the sale of the Premises, but are subsequently unable, in good faith, to consummate an agreement with respect thereto acceptable to both Landlord and Tenant, Landlord shall thereafter be free to market and sell the Demised Premises on such terms and conditions as Landlord shall determine, subject as aforesaid.
     42. INTENTIONALLY OMITTED.
     43. Mobile Data Center. Tenant shall have the right during a disaster recovery and/or a demonstration or testing event to park fifteen (15) of its mobile recovery Units (the “Units”) in the parking area adjacent to the Building (the “Parking Lot”), subject to Tenant’s obtaining any required permits. In addition, Tenant shall continue to have the right, at any time during the term of this Lease, and at Tenant’s sole cost and expense, to install a new or replace the existing “hitching post” (substantially similar in configuration to that set forth on the diagram attached hereto and made a part hereof as Schedule “E” to connect the Units to the Demised Premises, at the location set forth on Schedule “A” attached hereto, subject to Tenant’s receipt of any necessary governmental approvals with respect to such site. Tenant may request that the hitching post and any underground conduit to connect such post to the Demised Premises (or portions thereof), be installed by Landlord, which Landlord is willing to do at Tenant’s sole cost and expense.
     44. Rooftop Rights.
          44.1 Tenant shall have sole and exclusive rights to the use of the rooftop, provided that any installations thereon are made at Tenant’s sole cost and expense, and shall require Landlord’s consent, not to be unreasonably withheld, delayed or conditioned. Without limiting the forgoing, Landlord hereby reconfirms its consent to all rooftop equipment installed and existing as of the date of this Lease including the existing antenna and satellite dish (collectively, the “Antenna Equipment”) on the roof of the Building in their existing location or locations (the “Roof Demised Premises”). The term “Antenna Equipment” includes any related equipment, cabling, wiring or other device or thing used in or about the Building in connection with the aforedescribed antenna and related equipment. All future rooftop installations of Antenna Equipment and the manner of the installation thereof shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, delayed or conditioned.
               All work, installation, maintenance and operation permitted by Landlord pursuant to this Amendment must conform to all laws, regulations and requirements of federal, state and county governments, and any other public or quasi-public authority having jurisdiction over the Roof Demised Premises. Tenant shall obtain all necessary licenses from the Federal

Communications Commission (“FCC”) and all installation, maintenance and operation shall be conducted in conformance with FCC rules and/or operating authority.
               No Antenna Equipment installed at this time exceeds and none in the future may exceed three (3) feet in diameter or six (6) feet in height.
          44.2 The installation, maintenance and repair of all the Antenna Equipment shall be at the sole cost and expense of the Tenant. Unless the Landlord serves written notice allowing Tenant to leave the Antenna Equipment in place and in operating condition, Tenant shall, not later than at the expiration of the Term of the Lease, remove the Antenna Equipment from the roof of the Building and restore same to substantially the same condition as on the date hereof, ordinary wear and tear excepted.
          44.3 Tenant, at its sole cost and expense, shall procure and maintain in effect, all government approvals, including, but not limited to, any licenses or permits necessary for the installation, use, operation, maintenance, repair and/or removal of the Antenna Equipment.
          44.4 Tenant will, at Tenant’s expense, provide the necessary power installation for the operation of the Antenna Equipment. Tenant shall not install or operate any Antenna Equipment or other machinery that operates with voltage in excess of the Building capacity unless Tenant, at its sole cost and expense, installs such equipment as necessary to increase the Building capacity and obtains the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion.
          44.5 Subject to emergencies and periods of preventative maintenance, Landlord agrees that throughout the Term of this Lease, Tenant, or any of the designated representatives of Tenant, shall have 24-hour access to the roof of the Building for the purpose of installing, using, operating, maintaining and repairing the Antenna Equipment. Subject to the provisions of Section 11.9 above, Tenant shall indemnify, defend and hold harmless Landlord from and against any and all costs, expenses, claims, losses or damages resulting from and damage to property or injury to person resulting from any such access.
          44.6 Tenant acknowledges and agrees that any changes to and/or installations upon the roof are to be performed by a contractor approved by the entity providing the roof warranty so as not to void the warranty. For purposes hereof, J. Murphy Roofing and Sheet Metal, Inc. and Cannella Roofing, Inc. are contractors that satisfy the foregoing condition for a period of twelve (12) months from the date hereof. Prior to commencement of the work on the roof, Landlord shall inspect the roof to determine whether there is any existing damage which requires repair; and after completion of Tenant’s work on the roof, Landlord shall have a similar inspection conducted. If there is any damage to the roof during the foregoing period, Tenant shall be responsible, at its sole costs and expense for repairing any and all such damage, unless such damage was caused by the act or omission of Landlord, its employees, agents, contractors or invitees.
          44.7 The provisions of this Section 44 shall apply on a prospective basis from and after the date of this Agreement.

     45. INTENTIONALLY OMITTED.
     46. Supplemental HVAC.
          46.1 Tenant shall have the right to maintain in place all HVAC systems existing as of the date of this Lease for exclusive use by Tenant on the roof of the Building and to supplement same to the extent that the roof can support the weight of such tonnage, as reasonably determined by Landlord. In the event such additional HVAC equipment cannot be accommodated on the roof, then Tenant shall have the right to install said HVAC equipment in or on another location (e.g., landscaped area outside the Building) reasonably acceptable to Landlord and Tenant. Tenant shall also have the right to install in the Demised Premises supplemental HVAC systems at locations determined by Tenant.
          46.2 Tenant shall be responsible for obtaining all permits and approvals as are necessary for the installation, use and operation of the HVAC equipment.
          46.3 Tenant shall obtain Landlord’s prior approval of all plans and specifications for the HVAC equipment, which shall include the proposed location of the HVAC equipment, which approval shall not be unreasonably withheld, delayed or conditioned.
          46.4 No discharge condenser air will be allowed to be ejected into the Building or Building plenum. Tenant shall pay all costs incurred in connection with the installation, use, operation, maintenance and, if applicable, removal of said HVAC units. Tenant shall, at its expense, maintain all said HVAC units in good condition.
          46.5 Tenant acknowledges and agrees that any such installations upon the roof are to be performed by a contractor approved by the entity providing the roof warranty so as not to void the warranty. For purposes hereof, J. Murphy Roofing and Sheet Metal, Inc. and Cannella Roofing, Inc. are contractors that satisfy the foregoing condition for a period of twelve (12) months from the date hereof. Prior to commencement of the work on the roof, Landlord shall inspect the roof to determine whether there is any existing damage which requires repair; and after completion of Tenant’s work on the roof, Landlord shall have a similar inspection conducted. If there is any damage to the roof during the foregoing period, Tenant shall be responsible, at its sole costs and expense for repairing any and all such damage.
     47. Venting.
          47.1 Tenant shall have the right to vent through the roof of the Building as required for the installation by Tenant of any special equipment in connection with its use of the Demised Premises, including but not limited to, supplemental HVAC units, kitchen exhaust, etc. The location and type of venting shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Tenant shall, at its expense, maintain all said venting and the area of the roof effected by such venting in good condition. Notwithstanding the foregoing, Tenant’s rights granted pursuant to this Paragraph are subject to the terms and conditions of Landlord’s roof warranties and contracts, and Tenant, at its cost, shall comply with the terms and conditions of said warranties and contracts, including, without limitation, any requirement that certain roofers or roofing companies perform such roof work.

          47.2 Tenant acknowledges and agrees that any such installations upon the roof are to be performed by a contractor approved by the entity providing the roof warranty so as not to void the warranty. For purposes hereof, J. Murphy Roofing and Sheet Metal, Inc. and Cannella Roofing, Inc. are contractors that satisfy the foregoing condition for a period of twelve (12) months from the date hereof. Prior to commencement of the work on the roof, Landlord shall inspect the roof to determine whether there is any existing damage which requires repair; and after completion of Tenant’s work on the roof, Landlord shall have a similar inspection conducted. If there is any damage to the roof during the foregoing period, Tenant shall be responsible, at its sole costs and expense for repairing any and all such damage.
     48. Grounding of Equipment.
          48.1 Tenant shall have the right to ground its equipment to the base steel in the Building at location(s) mutually agreed upon by Landlord and Tenant.
     49. Backup Electrical Generators.
          49.1 Tenant is hereby granted the right to maintain in place, at Tenant’s sole cost and expense, all above-ground backup electrical generators for Tenant’s use solely in the Demised Premises as of the date of this Lease. Tenant shall also be permitted to maintain in place such above-ground storage tanks as are necessary or appropriate to operate the Backup Electrical Generators in the event of a power outage or other emergency as same exist as of the date of this Lease. (Such items are hereinafter referred to as the “Generator System”.) Tenant has obtained and shall continue to be responsible for obtaining and maintaining all permits and approvals as are necessary for the Generator System.
          49.2 Tenant, at its sole cost and expense, shall be responsible for: (a) maintaining such permits and approvals as are necessary for the maintenance and operation of the Generator System; (b) complying with all applicable statutes, laws and/or ordinances, as are necessary to permit and continue the use, maintenance and operation of the Generator System; (c) repairing any damage or deterioration to the Landlord’s Premises or the Building caused in whole or in part by the existence, installation, removal, operation or maintenance of the Generator System; and (d) all expenses imposed by any statute, law or ordinance of any governmental, quasi-governmental or regulatory authority relating to the use and operation of the Generator System.
          49.3 Tenant may use the Generator System during: (a) testing and regular maintenance, and (b) any period of electrical power outage in the Demised Premises.

     50. Due Execution.
          50.1 The individual signing this Lease on behalf of the Tenant does hereby represent and warrant to Landlord that he/she has the full right, power, capacity and authority to execute and deliver this Lease as a binding and valid obligation of the Tenant hereunder. The individual signing this Lease on behalf of the Landlord does hereby represent and warrant to Tenant that he/she has the full right, power, capacity and authority to execute and deliver this Lease as a binding and valid obligation of the Landlord hereunder.
     51. Payment of Tenant’s Legal Costs Under Special Circumstances.
          51.1 If Tenant files an action (i) to compel Landlord’s consent to Structural Alterations under Section 9.2, or (ii) to recover reimbursement for emergency repairs to avoid a Shut-Down Condition under Section 13.1, or (iii) to compel Landlord’s consent to a sublease or assignment under Section 17.1, and if the Tenant is the prevailing party in any such action, and if the Court determines that Landlord’s bad faith necessitated the filing of such an action, then in addition to other relief awarded to Tenant, Tenant shall be entitled to an award of reasonable counsel fees and litigation expenses in the discretion of the Court.
     IN WITNESS WHEREOF, Landlord and Tenant have executed or caused to be executed, these presents, as of the date first hereinabove set forth.

Signed, Sealed and Delivered	RUSSO FAMILY LIMITED PARTNERSHIP, LP
in the Presence of:	(Landlord)
By Russo L.L.C., General Partner

/s/ Amanda Soler	By:	/s/ Edward Russo
Edward Russo, Manager

SUNGARD AVAILABILITY SERVICES LP
(Tenant)

/s/ Berenice Dwyer		By:	/s/ Edward C. McKeever
Edward C. McKeever,
Senior Vice President & CFO

Schedule “A”
Lease Plan

297 SPACES FOR 777 CENTRAL
MEZZANINE 41,919 SF
SUNGARD AVAILABILITY SERVICES LP
777 CENTRAL BLVD
TOTAL PARKING SPACES = 378
FIRST FLOOR AREA 259,908 SF
MEZZANINE AREA 41,919 SF
TOTAL AREA 301,827 SF
81 SPACES FOR 777 CENTRAL

CLIENT RUSSO DEVELOPMENT, L.L.C.	EXISTING BUILDING @ 777 CENTRAL BLVD. CARLSTADT, NEW JERSEY	JEROME DEL FIERRO ARCHITECT NJ A.I. 14027	71 HUDSON ST. HACKENSACK NJ 07601 (201)-487-3657 (201)-487-6440 fax	DRAWN BY PMF	DATE: 7-15-08 SCALE: NTS	SCHEDULE A LEASE PLAN	DRAWING NUMBER SCH. A

Schedule “B”
Legal Description of the Land

Schedule A
BEING known and designated as Lot 9 in Block 131.1 as shown on a map entitled “Minor Subdivision, Lots 9, 9.01 and 9.02 in Block 131.1, Tax Map, proposed Lots 9.0 and 9.01, Block 131.1, prepared by Job & Job, Consulting Engineers, dated December 16, 1999 and revised through January 14, 2000.”
BEGINNING at a point in the easterly line of Central Boulevard (60.0 feet wide) where the same is intersected by the division line between Lot 9.0 and Lot 9.01 in Block 131.1 as shown on a map entitled “Minor Subdivision, Lots 9, 9.01 and 9.02 in Block 131.1, Tax Map, proposed Lots 9.0 and 9.01, Block 131.1” prepared by Job & Job, Consulting Engineers, dated December 16, 1999 and revised through January 14, 2000, said point being distant northeasterly 434.38 feet from the intersection of the said easterly line of Central Boulevard produced southwesterly with the southerly line of Commerce Boulevard (80.0 feet wide) and from said point of beginning running (1) Northeasterly and along the said easterly line of Central Boulevard as shown on said subdivision plat. North 17 degrees 37 minutes 01 second East 665.90 feet to we boundary line between the Borough of Carlstadt and the Township of South Hackensack; thence (2) Southeasterly and along we said boundary line between the Borough of Carlstadt and Township of South Hackensack as shown on said subdivision plat, South 56 degrees 57 minutes 17 seconds East 1143.80 feet to the division line between Lot 9.0 and Lot 9.01 in Block 131.1 as shown on said subdivision plat; thence (3) Southwesterly and along the said division line between Lot 9.0 and Lot 9.01 in Block 131.1 as shown on said subdivision plat, South 52 degrees 14 minutes 01 second West 439.38 feet to a point; thence (4) Northwesterly and still along the said division line between Lot 9.0 and Lot 9.01 in Block 131.1 as shown on said subdivision plat North 72 degrees 22 minutes 59 seconds West 852.99 feet to the said easterly line of Commerce Boulevard and the point or place of BEGINNING.
The property and the present use and occupancy thereof are not in violation of any applicable state, county and municipal ordinances, building or zoning regulations, subdivision laws or similar laws, regulations or ordinances.

The above description being drawn in accordance with a survey prepared by Job & Job, Consulting Engineers, dated November 13, 2000 and revised to December 1, 2000.
For Information Purposes Only: “In compliance with Chapter 157, Laws of 1977, premises herein is Lot 9 in Block 131 on the Tax Map of the above municipality.”

Schedule “C”
Fixed Rent For the Period From the Commencement Date through September 30, 2015

Lease Year		Annual Fixed Rent	Monthly Fixed Rent

1	10/1/00 to 9/30/01	$1,650,415.80	$137,534.65
2	10/1/01 to 9/30/02	$1,699,798.32	$141,649.86
3	10/1/02 to 9/30/03	$2,411,946.24	$200,995.52
4	10/1/03 to 9/30/04	$2,479,522.32	$206,626.86
5	10/1/04 to 9/30/05	$2,549,697.48	$212,474.79
6	10/1/05 to 9/30/06	$2,622,471.72	$218,539.31
7	10/1/06 to 9/30/07	$2,697,845.04	$224,820.42
8	10/1/07 to 9/30/08	$2,773,218.36	$231,101.53
9	10/1/08 to 9/30/09	$2,853,789.84	$237,815.82
10	10/1/09 to 9/30/10	$2,934,361.32	$244,530.11
11	10/1/10 to 9/30/11	$3,017,531.88	$251,460.99
12	10/1/11 to 9/30/12	$3,103,301.52	$258,608.46
13	10/1/12 to 9/30/13	$3,194,269.32	$266,189.11
14	10/1/13 to 9/30/14	$3,285,237.12	$273,769.76
15	10/1/14 to 9/30/15	$3,378,804.00	$281,567.00

Schedule “C-1”
Fixed Rent for the Period from October 1, 2015 For the Initial Term and The Option Terms
Total Square Footage 301,827

Period	Annual Rent PSF	Total Fixed Rent	Monthly Fixed Rent

October 1, 2015 to September 30, 2016	$19.27	$5,816,206.29	$484,683.86
October 1, 2016 to September 30, 2017	$19.85	$5,990,692.48	$499,224.37
October 1, 2017 to September 30, 2018	$20.44	$6,170,413.25	$514,201.10
October 1, 2018 to September 30, 2019	$21.06	$6,355,525.65	$529,627.14
October 1, 2019 to September 30, 2020	$21.69	$6,546,191.42	$545,515.95
Total Fixed Rent for Premises From October 1, 2015 for the Initial Term $30,879,029.09
Fixed Rent for Premises for the First Five Year Renewal Term

Period	Annual Rent PSF	Total Fixed Rent	Monthly Fixed Rent

October 1, 2020 to September 30, 2021	$29.13	$8,792,220.51	$732,685.04
October 1, 2021 to September 30, 2022	$30.00	$9,055,987.13	$754,665.59
October 1, 2022 to September 30, 2023	$30.90	$9,327,666.74	$777,305.56
October 1, 2023 to September 30, 2024	$31.83	$9,607,496.74	$800,624.73
October 1, 2024 to September 30, 2025	$32.79	$9,895,721.64	$824,643.47
Fixed Rent for Premises for the Second and Final Five Year Renewal Term

Period	Annual Rent PSF	Total Fixed Rent	Monthly Fixed Rent

October 1, 2025 to September 30, 2026	$33.77	$10,192,593.29	$849,382.77
October 1, 2026 to September 30, 2027	$34.78	$10,498,371.09	$874,864.26
October 1, 2027 to September 30, 2028	$35.83	$10,813,322.22	$901,110.19
October 1, 2028 to September 30, 2029	$36.90	$11,137,721.89	$928,143.49
October 1, 2029 to September 30, 2030	$38.01	$11,471,853.55	$955,987.80

Schedule “D”
Routine Landlord Maintenance
1. Exterior Walls: Landlord’s maintenance to the exterior precast walls shall include the application of a stain coating approximately one (1) time every five (5) years. In addition, the exterior brick surfaces shall be coated with a waterproofing material such as Prime-A-Pel or an equivalent substitute at least one (1) time every five (5) years. This shall be a common expense and Tenant shall pay its proportionate share.
2. Dock Seals, Dock Shelters, Loading Doors: Tenant agrees that it shall procure a maintenance contract for all dock levelors and loading doors in the Demised Premises at Tenant’s sole cost and expense.
3. Parking and Loading Areas: All paved areas shall be resurfaced approximately once every ten (10) years. This work shall include the removal and replacement of approximately 2” of fine aggregate (FABC), hot bituminous concrete, mix I-5 top course. This shall be a common expense and Tenant shall pay its proportionate share.
4. Roof Areas: Landlord shall perform annual inspections on the roof.

Schedule “E”
Diagram Of Typical Hitching Post

Schedule “F”
Copy of the “Comdisco Lease”

INDEX

ARTICLE		PAGE

1	LEASED PREMISES	3

2	TERM OF LEASE	4

3	RENT	5

4	USE	6

5	REPAIRS AND MAINTENANCE	7

6	UTILITIES	8

7	REAL ESTATE TAXES AND ASSESSMENTS	9

8	INSURANCE	11

9	SIGNS	12

10	FIXTURES	12

11	ASSIGNMENT, SUBLETTING AND RECAPTURE	13

12	DAMAGE AND DESTRUCTION	15

13	CONDEMNATION	19

14	INSPECTION BY LANDLORD	20

15	RIGHT OF RE-ENTRY	21

16	DEFAULT	21

17	NOTICES	22

18	NON-WAIVER	22

19	LIABILITY OF TENANT FOR DEFICIENCY	23

20	RIGHT OF TENANT TO MAKE ALTERATIONS AND IMPROVEMENTS	23

21	SUBORDINATION OF LEASE	23

22	LEASE CONSTRUCTION	24

23	MUTUAL RELEASES	24

24	ISRA COMPLIANCE	25

25	BROKERAGE COMMISSION	27

26	CONSENT	27

27	TITLE	27

ARTICLE		PAGE

28	FORCE MAJEURE	28

29	CERTIFICATION BY LANDLORD THAT LEASE IS IN FULL FORCE AND EFFECT	28

30	SHORT FORM OF LEASE	28

31	QUIET ENJOYMENT AND NON-DISTURBANCE	29

32	ARBITRATION	30

33	SPECIAL DAMAGES	30

34	RENEWAL OPTION	30

35	RIGHT OF FIRST OFFER ON EXPANSION SPACE	32

36	RIGHT OF FIRST OFFER TO PURCHASE	33

37	STATEMENT OF COMPETITORS	33

38	ELECTRICAL SUBSTATION	34

2

AGREEMENT OF LEASE
     THIS AGREEMENT, made the                      day of October, 1999, by and between RUSSO FAMILY LIMITED PARTNERSHIP, a New Jersey Limited Partnership, the owner in fee of the leased premises hereinafter described which will be the subject matter of this lease, having a place of business at 71 Hudson Street, Hackensack, NJ, hereinafter referred to as “Landlord”; and COMDISCO, INC., a Delaware corporation, having a place of business at 6111 North River Road, Rosemont, IL 60018, hereinafter referred to as “Tenant.”
WITNESSETH:
     WHEREAS, Landlord is the owner of certain land located on Central Boulevard, in the Borough of Carlstadt, County of Bergen and State of New Jersey, known as part of Lots 9, 9.01 and 9.02 in Block 131, on which premises the Landlord shall complete an office/warehouse building containing approximately 259,908 square feet (the “Building”), of which the Tenant shall lease the entire Building, which premises will be available for occupancy within the time period hereinafter described; and
     WHEREAS, the Tenant is agreeable to leasing office/warehouse space containing the said approximately 259,908 square feet, and the land as hereinafter set forth.
     WHEREAS, Landlord acknowledges that Tenant shall construct, as provided for herein, at its own cost, a mezzanine level for office space, the floor area of which shall be rent-free for the initial Term of this Lease;
     NOW, THEREFORE, the parties agree as follows:
     1. LEASED PREMISES
     The Landlord leases to the Tenant and Tenant hires from the Landlord, for the term, at the rental, and subject to the terms and conditions of this Lease, approximately 259,908 square feet of office/warehouse space, together with parking on-site for 378 vehicles, all as set forth on plans attached hereto and made a part hereof as Schedule “A”. Landlord has the right to relocate approximately 20 spaces along the south side of the Building to other locations along the south side of the Building. Tenant will have the right to construct a platform on the roof of the Building to contain HVAC equipment (or ground mounted), satellite and communications equipment on the roof. The Building will have additional loading doors as specified

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by Tenant’s architect in which event the parking will by adjusted downward accordingly. Also, Landlord will, at Landlord’s expense, install electrical and telecommunications conduits from the street to both the Building and Expansion Space (as defined in Section 36). The total land and buildings shall consist of approximately 12 acres. The Landlord represents that the lowest point of the impervious area adjacent to the Building is at least 6.00 feet above mean sea level and when constructed, the floor plane of the Building will be at least 10.00 feet above mean sea level.
     2. TERM OF LEASE
     (a) The Landlord shall complete its requirements under this lease before July 1, 2000. On July 1, 2000 Tenant shall have access to the Building to complete its requirements for occupancy.
     (b) The term of the Lease shall be for a term of fifteen (15) years and shall commence on October 1, 2000 and terminate on September 30, 2015, unless the Lease shall be terminated in accordance with the provisions hereof or the Termination Date shall be extended as hereinafter provided in this Article.
     (c) Landlord represents and warrants that the Leased Premises will comply with all applicable requirements of State, County, City and local authorities. Landlord shall, at his own cost and expense, promptly execute and comply with any statutes, ordinances, rules, orders, regulations, and requirements of the Federal, State or Municipal Governments (including, but not limited to, the Americans with Disabilities Act), and of their departments or bureaus, which may now or hereafter be applicable to the Leased Premises. Landlord shall promptly correct and abate any such violations not caused by Tenant, at its own cost and expense. Landlord represents that the Leased Premises when completed (i) will comply with applicable governmental requirements (including zoning laws and regulations), (ii) may be lawfully used for office/warehouse purposes by Tenant, and (iii) shall be free of any liens of

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subcontractors, materialmen, and the like, filed pursuant to the New Jersey Mechanics Lien Law (R.S. 2A:44-64, et seq.)
     3. RENT
     As Fixed Rent the Tenant shall pay to the Landlord at the office of the Landlord or at such other place and in such other manner as the Landlord may from time to time designate in writing, in accordance with the following schedule:
     (a) The Fixed Rent during the first year of the lease term shall be at the rate of $1,650,415.80 per annum, payable in equal monthly installments of $137,534.65;
     (b) The Fixed Rent during the second year of the lease term shall be at the rate of $1,699,798.32 per annum, payable in equal monthly installments of $141,649.86;
     (c) The Fixed Rent during the third year of the lease term shall be at the rate of $2,411,946.24 per annum, payable in equal monthly installments of $200,995.52;
     (d) The Fixed Rent during the fourth year of the lease term shall be at the rate of $2,479,522.32 per annum, payable in equal monthly installments of $206,626.86;
     (e) The Fixed Rent during the fifth year of the lease term shall be at the rate of $2,549,697.48 per annum, payable in equal monthly installments of $212,474.79;
     (f) The Fixed Rent during the sixth year of the lease term shall be at the rate of $2,622,471.72 per annum, payable in equal monthly installments of $218,539.31;
     (g) The Fixed Rent during the seventh year of the lease term shall be at the rate of $2,697,845.04 per annum, payable in equal monthly installments of $224,820.42;
     (h) The Fixed Rent during the eighth year of the lease term shall be at the rate of $2,773,218.36 per annum, payable in equal monthly installments of $231,101.53;
     (i) The Fixed Rent during the ninth year of the lease term shall be at the rate of $2,853,789.84 per annum, payable in equal monthly installments of $237,815.82;
     (j) The Fixed Rent during the tenth year of the lease term shall be at the rate of $2,934,361.32 per annum, payable in equal monthly installments of $244,530.11;

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     (k) The Fixed Rent during the eleventh year of the lease term shall be at the rate of $3,017,531.88 per annum, payable in equal monthly installments of $251,460.99;
     (l) The Fixed Rent during the twelfth year of the lease term shall be at the rate of $3,103,301.52 per annum, payable in equal monthly installments of $258,608.46;
     (m) The Fixed Rent during the thirteenth year of the lease term shall be at the rate of $3,194,269.32 per annum, payable in equal monthly installments of $266,189.11;
     (n) The Fixed Rent during the fourteenth year of the lease term shall be at the rate of $3,285,237.12 per annum, payable in equal monthly installments of $273,769.76;
     (o) The Fixed Rent during the fifteenth year of the lease term shall be at the rate of $3,378,804.00 per annum, payable in equal monthly installments of $281,567.00.
     Tenant shall not be charged Rent for the second floor mezzanine referenced in the Construction Specifications through the initial term of this Lease.
     All of the aforesaid rental payments shall be payable without previous demand therefore on the first day of each month in advance.
     Tenant shall pay to Landlord all amounts due hereunder through electronic funds transfer to Landlord’s bank. Landlord shall supply Tenant with all necessary information to effectuate the transfer.
     4. USE
     The Tenant covenants and agrees to use and occupy the Leased Premises for office/warehouse use and Tenant has informed the Landlord, and Landlord acknowledges that Tenant intends to use the Premises for its disaster recovery business. As such, Tenant may not have its employees physically present in the Premises at all times. Such absence shall not be deemed abandonment. Access to the Premises shall be twenty-four (24) hours per day, seven (7) days per week. In addition, Landlord acknowledges that Tenant’s customers will be accessing the Premises for testing and disaster recovery purposes. Tenant’s customer’s access may

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be up to six (6) consecutive weeks, or longer. Such access by Tenant’s customers shall be permitted and shall not be deemed a sublease or an assignment of this Lease. The right of access includes the placement of mobile trailers in the parking lot into which computer equipment will be installed for Tenant’s customers, a satellite dish to be placed on the ground and/or the Building and generators and transformers to be placed on the property. All activities hereto shall be subject to the approval of all governmental agencies having jurisdiction.
     5. REPAIRS AND MAINTENANCE
     (a) Landlord shall maintain the roof and exterior of the Building, parking areas and all driveways, and landscaping, which expenses shall be paid as additional rent. All charges to the Tenant shall be accompanied by invoices or other verification.
     (b) Except as set forth in subparagraph (a) above, Tenant shall take good care of the Premises and at its own cost and expense, keep and maintain the interior of the Premises, and shall make all repairs, including repairs to the HVAC system, at any time during the term of this Lease as and when needed to preserve them in good working order and condition without limiting the obligations of the Tenant as aforesaid, the Tenant shall repair and maintain the air conditioning, electrical, heating and plumbing fixtures and systems, as aforementioned, and shall generally maintain the interior of the Premises and shall, at the expiration of the term, deliver up the Premises in good order or condition, damages by the elements, fire and other causes beyond the reasonable control of Tenant and ordinary wear and tear excepted. Tenant shall maintain the premises consistent with maintenance required by first-class office/warehouse buildings.
     (c) Except for repairs or expenses caused by the negligence of parties other than the Tenant or its invitees and for any repairs or expenses covered by any warranty on the Building, Tenant agrees to pay to Landlord as additional rent all of the actual reasonable expenses incurred by Landlord in maintaining the roof and

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exterior of the Building, parking areas and all driveways, snow plowing, and landscaping, including sewer connection charges.
     (d) Tenant shall pay the aforesaid additional rent for the actual reasonable expenses incurred by the Landlord under this paragraph by the fifth day of the month following the completion of the work or payment of any expenses by the Landlord, as billed by the Landlord.
     (e) Notwithstanding the above, Landlord will be responsible for costs incurred in connection with the original design and construction of the Building, including but not limited to any repair, restoration, capital improvements or maintenance caused by any defects in design or construction of the Building;
     6. UTILITIES
     (a) The Tenant shall, at its own cost and expense, pay for all utilities and utility service to the Premises, including but not limited to gas, heat, electric and water. The Landlord shall not be responsible for, or incur any liability as a result of, interruption of any said utility service, unless caused by Landlord, or its employees or agents.
     (b) The Tenant shall be responsible for, and at its own cost and expense, make such deposit as may be required by utility companies for utility service to the Premises including standby sprinkler charges, if any.
     (c) The Landlord represents to the Tenant that at the commencement of this Lease, gas, heat, electric, water, sewer and storm drain utilities will be available and connected at the Building on the Premises as provided in Landlord’s specifications.
     (d) The Tenant shall have the option, subject to the reasonable approval of the Landlord, which shall not be unreasonably withheld or delayed, to make such changes in the Building as recommended by any of the utility companies or private contractors to lower the costs of such utility.

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     7. REAL ESTATE TAXES AND ASSESSMENTS
     (a) The Tenant, in addition to the rent reserved, shall pay at its own cost and expense, all of the real estate and personal property taxes assessed against the Leased Premises, including the land and Building, including such added assessment or omitted assessment as may be levied against the premises by the Borough of Carlstadt during the term of this lease, said obligation to commence and be prorated as of the Commencement Date of the Lease, and be prorated as of the date of termination or expiration of the term. (Landlord represents to Tenant that Landlord knows of no such assessment). The basis of such proration with reference to local improvement installed and any assessment by a governmental agency shall be the period during the term of this lease that the property is or is likely to be benefited as measured against the life of the benefit, not the date when payments are due, e.g., if the assessment for local improvement were for a sidewalk having a useful life of forty (40) years and the remainder of the term of the lease were four (4) years, the Tenant would be responsible for ten (10%) percent of the assessment.
     (b) It is the intention of the parties hereto that during the term of this lease the Tenant shall, at its own cost and expense, bear, pay and discharge, before any fine, penalty, interest or cost may be added for the nonpayment thereof, all taxes, water, rent, sewer charges, and license and permit fees, (herein called “Impositions”), provided the Landlord furnishes Tenant at least 30 days before due, with the bill covering such Imposition or if there is no bill, then notice of such Imposition, together with any interest or penalties lawfully imposed upon the late payment thereof if imposed because of Tenant’s failure to make timely payment within the time period herein specified, which pursuant to the present or future law or otherwise, during the term hereby granted and any renewal term hereof, shall be levied, charged, or become due and payable out of or for, or become a lien on the premises or any portion thereof, the Building and any building and improvements hereafter erected upon the Leased Premises by the Tenant, the appurtenances thereto, the sidewalks or streets, adjacent

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thereto, any use or occupancy of the land, and such franchises as may be appurtenant to the use and occupation of the Leased Premises EXCEPT income taxes assessed against the Landlord, capital levy, estate, succession, inheritance, or transfer taxes payable by the Landlord, corporate franchises, capital stock, loans and bonus taxes imposed upon any owner of the fee of the Leased Premises, and any income, profits or revenue tax, assessment or charge imposed upon rent as such payable by the Tenant under this lease and any renewal thereof or any tax or charge in replacement or substitution of the foregoing or of a similar character. If at any time during the term of the lease or of any renewal hereof, the present method of taxation shall be changed so that the whole or any part of the real estate taxes, sewer and water charges shall be levied and imposed wholly or partially as a capital levy or otherwise on the rents received from said real estate or the rents reserved herein or in any renewal hereof or any part of either, or shall be measured by or based in whole or in part, upon the Building and improvements now or hereafter erected and maintained upon the Leased Premises, as the sole asset of the Landlord, and shall be imposed upon the Landlord, the Tenant shall pay the same, as the same respectively comes due together with any interest or penalties lawfully imposed upon the late payment thereof if imposed because of Tenant’s failure to make timely payment within the time periods herein specified.
     The Tenant, upon the Landlord’s request, shall furnish to the Landlord and to each holder of the mortgage on the Leased Premises before the date when any tax, water and sewer rent and charges would become delinquent, receipts or other proof reasonably satisfactory to the Landlord or such mortgagee, as the case may be, evidencing the payment of such Imposition.
     Unless the Tenant notifies the Landlord in writing that the Tenant intends within a reasonable time to proceed as in subparagraph (c) hereof provided, and if the Tenant shall fail for thirty (30) days after written notice and demand given to the Tenant by Landlord, to pay any Imposition within the time permitted by law for the

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payment thereof without interest or penalty, the Landlord may pay the same with all interest and penalties lawfully imposed upon the late payment thereof, and the amount so paid by the Landlord with interest thereon [commencing the later of (i) the date of Landlord’s payment or (ii) thirty (30) days after such notice] at the rate of prime plus two (2%) percent per annum from the date of payment by the Landlord, shall thereupon be and become immediately due and payable to the Landlord by the Tenant as additional rent. The basis for proration of the Tenant’s obligations under this subsection 7(b) shall be the period during the term of this lease that the property is or is likely to be benefited as measured against the life of the benefit. [See example in Article 7(a)].
     (c) In the event the Tenant wishes to contest any assessment or levy or Impositions on the Leased Premises, the Landlord covenants and agrees that it will lend its name and execute all papers necessary to aid the Tenant in contesting or litigating said assessment or levy provided, however, that said litigation or contest shall be at the cost and expense of the Tenant, and that the Tenant shall indemnify the Landlord from any fines or penalties, which may be occasioned as a result of any such contest, and Tenant shall be entitled to any refunds from the taxing authorities.
     (d) Landlord shall have the option, upon thirty (30) days written notice to Tenant, to require the Tenant to pay the real estate taxes in monthly installments in advance.
     8. INSURANCE
     (a) The Landlord shall carry for the joint benefit of the Landlord and the Tenant fire insurance, general public liability insurance, rent insurance and flood insurance in an amount equal to the replacement value of the Building and not less than the requirements of the mortgagee holding the mortgage on said premises. At the time of completion, the value of the Building will be approximately $20,000,000.00. Tenant shall pay to Landlord on an annual basis, in advance, the cost of said insurance.

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Tenant shall pay said annual cost for the insurance every year during the term of the Lease and Landlord shall provide Tenant each year with copies of the binder and bill.
     (b) In addition, Tenant, at its expense, shall maintain public liability insurance, casualty and extended coverage insurance of Tenant’s improvements, contents and personal property at the Leased Premises for replacement value thereof.
     (c) No insurance to be provided by the Tenant pursuant to this Lease shall be required to be in effect prior to the commencement of the term hereof.
     9. SIGNS
     The Tenant shall have the right to erect and maintain one (1) or more ground signs on the Premises, provided same complies with all regulations of applicable governmental agencies having jurisdiction thereof, and provided the installation has received prior written approval of the Landlord, which approval shall not be unreasonably withheld or delayed, that the erection of such sign or signs will not result in material damage to the leased premises upon removal. In addition, Landlord consents to the Tenant mounting a sign on the Building provided no penetrations are made in the brick on the Building. All signs shall be the property of Tenant and removed by the Tenant at the termination of this Lease without damage to the Premises.
     10. FIXTURES
     Tenant is given the right and privilege of installing and removing property, equipment and fixtures in the Leased Premises during the term of the Lease, it being understood and agreed, however, that in the event of the termination or expiration of this Lease, if the Tenant fails to remove any such property, equipment, fixtures or other property as of the termination of the Lease, in that event and provided the Landlord has given Tenant at least ten (10) days’ notice of Landlord’s intent to treat said property as abandoned, the said property, equipment and fixtures shall be deemed abandoned by Tenant and shall become the property of the Landlord, and

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Tenant shall be responsible for all costs incurred by the Landlord in removing said fixtures.
     11. ASSIGNMENT, SUBLETTING AND RECAPTURE
     Tenant may assign this lease in whole or in part or sublease all or part of the premises to any party, subject to the following:
     (a) Tenant may, at any time and from time to time, during the term of this lease, give Landlord notice of Tenant’s intention to seek to sublease all or part of the premises or to assign this lease as to all or part of the premises. Such notice shall designate (i) if a partial subletting or assignment is contemplated, the specific part of the premises to be covered by such subletting or assignment; (ii) if a subletting is contemplated, the period of such subletting; and (iii) the name and address of the contemplated sublessee or assignee, if known. Such notice shall be accompanied by a copy of a letter of intent, if any, and by such other information as may be available in written or graphic form and describe the negotiations or discussions between the parties to the contemplated assignment or sublease. For a period of fifteen (15) days from the giving of such notice, Landlord shall have a recapture option, only if seventy five (75) percent or more of the premises is sought to be assigned or subleased, whereby, in effect Landlord may cancel this lease as to all or the part of the premises (as the case may be), for the remainder of the lease term or any extended term, with the basic rent thenceforth payable under this lease and the proportionate share used in computing additional rent thenceforth payable under this lease to be reduced so as to reflect the reduction of the area of the premises resulting from such recapture. Such recapture option shall be exercised by Landlord’s giving Tenant notice of such exercise prior to the expiration of such recapture option period. Upon exercise of such recapture option Landlord and Tenant shall execute and deliver such instruments as shall be necessary to effectuate the above recapture provisions, to provide that for the remainder of the lease term or any extended term Tenant be entirely relieved of any and all obligations accruing after the effective date of the recapture as to the

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portion of the premises recaptured. Landlord and Tenant shall, at the request of either party, execute a memorandum in recordable form to memorialize said recapture. At the expiration of the period of time covered by the recapture the portion of the premises recaptured shall revert back to Tenant and this lease shall continue in full force and effect as if the recapture had not occurred. During the period of such recapture, alterations to the recaptured space shall be subject to Tenant’s consent, which consent shall not be unreasonably withheld or delayed. The recaptured space, including leasehold improvements thereto, which are not the property of the occupant of such space during the recapture period, shall, at the time said space reverts to Tenant, be in the same condition, subject to reasonable wear, tear and damage by fire, the elements, casualty, or other cause not due to the neglect of Landlord, such occupant or their agents, visitors, servants or licensees, as existing at the commencement of the recapture period.
     Notwithstanding the foregoing, in the event the Landlord elects to recapture the entire Leased Premises in response to due notice from the Tenant, the Tenant shall be relieved of any further obligation under this lease for the balance of the term, regardless of the fact that the term of the lease, by the Tenant, was less than the full term of the lease, (e.g., after the end of the first lease year Tenant gives Landlord notice of the proposed sublease of the entire premises for two (2) years, and the Landlord elects to recapture, the Tenant shall have no further obligation to perform under any of the terms and conditions of the lease). If Landlord recaptures, Tenant shall be reimbursed for cost of its improvements on a pro rata basis. All prepaid rents and security deposits shall be promptly returned to Tenant.
     (b) In the event that the Landlord has, but fails to exercise, the recapture option as described in Paragraph (a) of this Article, the Tenant may proceed in accordance with the notice of intention given by Tenant, to assign this lease or sublet the whole or any portion of the premises, subject to the Landlord’s prior written consent, which

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consent will be granted or denied within ten (10) days, which consent shall not be unreasonably withheld or delayed on the basis of the following terms and conditions:
     (i) Tenant shall furnish Landlord a copy of the proposed instrument of such sublease or assignment;
     (ii) The assignee shall assume, by written instrument, the obligations of this lease, (but only to the extent they pertain to the space covered by the assignment if less than the entire premises) for the period from and after the date of such assignment and a copy of such assumption agreement shall be furnished to the Landlord within ten (10) days of its execution;
     (iii) The Tenant and each assignee shall be and remain liable for the observance of all the covenants and provisions of this lease, (but only to the extent they pertain to the space covered by the assignment if less than the entire premises) including, but not limited to, the payment of basic and additional rent reserved herein, thereafter through the entire unexpired term of this lease;
     (c) Landlord’s consent shall not be required with respect to an assignment or transfer of this lease, or a subletting to any affiliate of the Tenant, or any firm, corporation or other organization which shall succeed to substantially all of Tenant’s business, or to any affiliate, provided that such successor firm, corporation or other organization executes an agreement assuming all of the terms, provisions and covenants of this lease on Tenant’s part to be performed and within twenty (20) business days after the execution and delivery of such an assignment, a true copy of the assignment and assumption agreement, together with a statement of the assets and net worth of the assignee are delivered to the Landlord.
     12. DAMAGE AND DESTRUCTION
     (a) If all or any part of the Leased Premises is damaged or destroyed by fire or other casualty, Landlord shall commence promptly, subject to the approval of

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governmental agencies having jurisdiction, and with reasonable dispatch continue to restore same to substantially the same condition as existed immediately preceding the damage or destruction. If the cost of the casualty is $100,000 or less, then Landlord shall restore the Premise at his sole cost and expense and then await the insurance proceeds.
     (b) The loss, if any, under policies pursuant to this lease shall be adjusted with the insurers by the Landlord. The loss as adjusted shall be paid to the Landlord to rebuild the property.
     (c) The net insurance proceeds which are payable to the Landlord in case of any casualty shall be deposited by it in an escrow account in the name of any escrowee selected by the Landlord and approved by the Tenant, or in the event there is an institutional first mortgagee, such lender shall have the right to act as escrowee. Such insurance proceeds shall be paid in escrow by such escrowee as a trust fund for the purpose of paying for the cost of repairing, replacing, restoring or rebuilding the property or equipment so damaged by fire or other risks covered by such insurance and the cost of making temporary repairs or doing such work as may be necessary to protect the Leased Premises against further injury. Such insurance proceeds shall be disbursed by such escrowee in accordance with the provisions of subparagraph (f) of this paragraph. The escrowee shall be entitled to no compensation payable out of such fund. If the net insurance proceeds held by the escrowee, as provided in this subparagraph, shall exceed such cost, such excess shall belong to and be paid over to the Landlord upon completion of and payment for such work.
     (d) Any repair, replacement, restoration or rebuilding required to be made under this paragraph involving an estimated cost of $100,000.00 or more, as estimated by a reputable architect selected by the Landlord and approved by Tenant shall be made under the supervision of such architect and shall not be undertaken until detailed plans and specifications of such work shall have been filed with and approved by the Tenant. The Tenant shall not unreasonably withhold or delay its approval to the plans

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and specifications submitted to, and if Tenant fails to respond by either approving or stating its reasons for not approving within fifteen (15) business days after delivery thereof to it, they shall be deemed approved by the Tenant. If the Tenant disapproves of such plans and specifications within such period of time, such disapproval shall be in writing and shall specify the grounds therefore. Upon such disapproval, and if the parties cannot resolve their differences within twenty (20) days, the Landlord may submit to arbitration, in accordance with the provisions of this Lease, the determination of whether the Tenant has unreasonably withheld its approval. If the Tenant is held not to have unreasonably withheld its approval, the Landlord shall amend the plans and specifications to meet the problem specified as the grounds for Tenant’s disapproval and thereafter resubmit the plans and specifications, as so amended, to the Tenant for the Tenant’s approval.
     (e) Any monies paid to the parties or to any escrowee of the parties or to the person hereafter described in this subparagraph, as the case may be, shall be paid as the work progresses against the certificates of the architect in charge of such repairs, replacement and restoration, or rebuilding showing that the amount stated in the particular certificate has been paid or is due in respect of such work, together with the names and addresses of the persons, if any, to whom such amounts are due. Until such repairs, replacement, restoration or rebuilding shall have been fully completed, the total so paid over shall in no circumstances exceed eighty-five (85%) percent thereof.
     (f) There shall be an abatement or pro-rata reduction of Fixed Rent and other sums payable by the Tenant hereunder immediately (and Landlord shall be entitled to collect the rent insurance) by reason of any damage or destruction to any building or equipment or any part thereof now or hereafter on the Leased Premises, or by reason of any repair, replacement, restoration or rebuilding, and the Tenant shall be entitled to terminate the Lease by reason thereof, in the event Landlord does not notify Tenant

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within thirty (30) days of the casualty that it intends to restore the premises, or if the premises are not fully restored within ninety (90) days of the casualty.
     (g) In the event the insurance proceeds are insufficient to repair, replace, restore or rebuild the property and equipment on the Leased Premises, the Landlord shall be responsible for and shall promptly pay any deficiency therein.
     (h) If the damage shall occur in the last two (2) years of the term and/or shall be so extensive that the Building is totally destroyed (the Building shall be deemed totally destroyed if the cost of restoration shall exceed fifty (50%) percent of the replacement value, exclusive of the cost of foundation and excavation) this lease and the term hereby granted shall at the option of either party cease and the rent shall be apportioned to the date of destruction. In the such event the insurance proceeds covering Landlord’s interest shall be turned over to and belong to the Landlord, if the policy permits.
     (i) If the Leased Premises is substantially damaged or destroyed by a casualty which is not covered by the insurance that Tenant is required to maintain pursuant to this lease and Landlord is not carrying additional insurance that would cover said casualty, either party shall have the right to terminate this lease by giving notice to the other party, which notice of termination shall be thirty (30) days after the date on which such notice of termination is given, and (i) upon the date specified in such notice, this lease and the term hereof shall cease and expire, and (ii) Fixed Rent or other sums paid by the Tenant for a period after such date of termination shall be refunded to Tenant upon demand, as well as the security deposit and prepaid rent paid hereunder.

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     13. CONDEMNATION
     (a) If the whole of the Premises shall be taken under the exercise of the power of condemnation or eminent domain, then this Lease shall automatically terminate on the date that title or possession is taken by the condemner, whichever occurs first, and the rent shall be apportioned as of said date. If any part of the Premises be so taken so as to materially restrict, limit or adversely affect the use, occupancy or enjoyment of Tenant, then Tenant shall have the option to terminate this Lease by thirty (30) days’ written notice to the Landlord, which notice must be given within ninety (90) days after possession or title on the partial taking is obtained by condemner, and the rent shall be apportioned on the effective date of termination of the Lease by Tenant.
     (b) If any part of the Premises shall be so taken and this Lease shall not terminate or be terminated under the provisions of subparagraph (a) hereof, then the rental shall be equitably apportioned according to the square footage of the Premises, and the Landlord shall, at its own cost and expense, restore the remaining portion of the Premises to the extent necessary to render it reasonably suitable for the purposes for which it was leased, shall provide finished parking facilities equivalent to those originally furnished to Tenant, and shall make all repairs to the Building in which the Premises is located to the extent necessary to constitute the Building a complete architectural unit, provided, however, that if the amount of the award received by Landlord is not adequate to cover the cost of such restoration or repairing, Landlord may elect by written notice to Tenant to that effect to terminate this Lease.
     (c) Notwithstanding the provisions of this Lease, Tenant’s use, occupancy or enjoyment of the Premises will be deemed materially restricted if any portion of the Building or ground area of sufficient size to deprive Tenant of ten percent (10%) or more of the available parking area on site at the commencement of the term shall be taken under the exercise of the power of condemnation or eminent domain.
     (d) All compensation awarded or paid upon such a total or partial taking of the Premises shall belong to and be the property of the Landlord, provided, however, that

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nothing contained herein shall be construed to preclude the Tenant, as permitted by law, from prosecuting any claim directly against the condemning authority in such condemnation proceedings for loss of business, relocation costs or depreciation to, damage to, or cost of removal of, or for the value of stock, trade fixtures, furniture, and other personal property belonging to Tenant.
     (e) Notwithstanding the foregoing, all rights of the Landlord and Tenant to share in the condemnation award shall be subject to the prior right of the institutional first mortgage lender to receive all such condemnation funds to the extent of the balance then due on the first mortgage.
     14. INSPECTION BY LANDLORD
     Landlord’s agents, and other representatives, shall have the right to enter into and upon said premises accompanied by a representative of Tenant, or any part thereof, at all reasonable hours during a normal workday, if it does not interrupt Tenant’s workday, for the purpose of examining same, or making such repairs or alterations therein as may be necessary for the safety and preservation thereof, without unduly disturbing the operations of the Tenant. Landlord may exercise such right except for emergencies only upon written notice provided to the Tenant at least one week in advance and such notice shall specify the basis upon which such right of entry is intended to be exercised. Landlord may not exercise such right of entry more frequently than once in any two-month period.

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     15. RIGHT OF RE-ENTRY
     If the said premises, or any part thereof, shall become vacant due to the Tenant’s removal and failure to pay rent and other charges payable hereunder during the term, or should the Tenant be evicted by summary proceedings or otherwise, the Landlord or Landlord’s representatives may reenter the same, and re-let the said premises as the agent of the said Tenant and receive the rent thereof; applying the same first to the payment of such reasonable expenses as the Landlord may be put to in reentering, and then to the payment of the rent due hereunder; the balance (if any) to be paid over to the Tenant who shall remain liable for any deficiency.
     16. DEFAULT
     (a) It is expressly understood and agreed that subject to the terms and conditions of within lease, in the event there is a default in payment of the fixed rent, or if default be made in the payment of the additional rent or other monetary obligations hereunder to be paid for by the Tenant, and such default shall continue for a period of fifteen (15) days after written notice, then in that event, Landlord may institute the legal proceedings to dispossess the Tenant; or
     (b) If the Tenant shall default under any other provisions of this lease other than such requiring monetary payments, the Tenant shall cure same within thirty (30) days of written notice from the Landlord, or if such condition cannot be corrected within thirty (30) days, Tenant shall commence to cure such default within thirty (30) days and complete said curing within a reasonable time;
     (c) If the Tenant shall fail to comply with any of the statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and City Government required to be complied with by Tenant pursuant to the terms of this lease, or if the Tenant shall file a petition in bankruptcy or arrangement, or be adjudicated a bankrupt or make an assignment for the benefit of creditors or take advantage of any insolvency act, and such action is not rescinded within sixty (60) days, the Landlord may, at any time thereafter terminate this lease and the term thereof, and upon the giving of such

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written notice, the lease and the term thereof shall terminate, expire and come to an end on the date fixed in such notice as if said date were the date originally fixed in this lease for the termination or expiration thereof, subject to the provisions of Subparagraph (c) hereunder.
     (d) In the event Tenant shall fail to pay rent and/or additional rent when due, then, in addition to the Landlord’s rights as contained in this Article 16, interest shall accrue thereon at a fluctuating per annum rate equal to the sum of the prime rate of Chase Manhattan Bank, N.A., plus two (2) percentage points from the fifth date after the due date to the date of payment.
     (e) In the event of the occurrence of an event of default by Landlord hereunder, Tenant, may, at its sole discretion, exercise any or all of the remedies as may be available to Tenant at law or in equity.
     17. NOTICES
     All notices required or permitted to be given to the Landlord shall be in writing and given by hand or certified mail, return receipt requested, addressed to the Landlord at 71 Hudson Street, Hackensack, New Jersey 07601.
     All notices required to be given to the Tenant shall be in writing and given by hand or certified mail, return receipt requested, addressed to the Tenant at 6111 N. River Road, Rosemont, IL 60018, Attn: Director of Real Estate, with a copy to Tenant’s General Counsel at same address.
     Either party may change the address for notification hereunder by a notice given in conformance with this Section 17.
     18. NON-WAIVER
     The failure of the Landlord or Tenant to insist upon strict performance of any of the covenants or conditions of this lease or to exercise any option herein conferred in any one or more instances, shall not be construed as a waiver or relinquishment for the failure of any such covenants, conditions, or options, but the same shall be and remain in full force and effect.

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     19. LIABILITY OF TENANT FOR DEFICIENCY
     In the event that this Lease shall terminate by reason of the re-entry of the Landlord under the terms and conditions contained in this lease or by the ejectment of the Tenant by summary proceedings or otherwise, it is hereby agreed that the Tenant shall remain liable to pay in monthly payments the rent which accrued subsequent to the re-entry by the Landlord, and the Tenant expressly agrees to pay as damages for the breach of the covenants herein contained, the difference between the rent reserved and the rent collected and received, if any, by the Landlord, during the remainder of the unexpired term, and such difference or deficiency between the rent herein reserved and the rent collected, if any, shall become due and payable in monthly payments during the remainder of the unexpired term, as the amounts of such difference or deficiency shall from time to time be ascertained, provided such damages are permitted by law applicable in this jurisdiction. Tenant shall be entitled to a credit for any prepaid rent paid hereunder.
     20. RIGHT OF TENANT TO MAKE ALTERATIONS AND IMPROVEMENTS
     Tenant may not make any alterations to the Building, consisting of the foundation, skin, roof and windows (except that Tenant may cover any windows for data center purposes) of the Building. Tenant may, upon notice to, but without consent of, the Landlord, make any alterations to the Premises as is necessary for its business. In addition, Tenant has the right to construct a second floor mezzanine level consisting of approximately 41,919 square feet as per the Construction Specifications. At the termination of the lease, the Premises shall be restored to its original condition, as delivered by the Landlord, at the Landlord’s request.
     21. SUBORDINATION OF LEASE
     (a) This Lease shall be subject and subordinate at all times to the lien of any mortgages now or hereafter placed on the land and buildings of which the Premises form a part. The Tenant covenants and agrees to execute and deliver upon demand

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such further instrument or instruments subordinating this Lease to the lien of any such mortgage or mortgages as shall be desired by any mortgagee or proposed mortgagee. Tenant further acknowledges that Landlord may be required by any mortgagee or proposed mortgagee to assign this Lease as additional security for any mortgage or proposed mortgages, and Tenant agrees that it will upon demand join with Landlord in the execution of any such assignment or agreement, which may in form for recording, as any such mortgagee or proposed mortgagee may reasonably require. Tenant’s failure to comply on demand with the provisions hereof shall constitute a default under this Lease.
     (b) It shall be a condition to Tenant’s obligation under this Article of the Lease to subordinate this Lease to any mortgage on or hereafter placed on the land and buildings of which the Premises form a part, that Tenant be furnished a non-disturbance agreement (in form reasonably acceptable to Tenant) from the mortgagee, trustee or holder of any such mortgage agreeing that as long as Tenant does not commit an Event of Default pursuant to this Lease that Tenant’s possession of the Premises hereunder shall not be disturbed. There shall be no cost to Tenant in obtaining the non-disturbance agreement and Landlord shall pay all costs in connection therewith.
     22. LEASE CONSTRUCTION
     This Lease shall be construed pursuant to the laws of the State of New Jersey. The terms, covenants and conditions of the within Lease shall be binding upon and inure to the benefit of each of the parties hereto, their respective executors, administrators, heirs, successors and assigns, as the case may be. The neuter gender, when used herein, shall include all persons and corporations and words used in the singular, shall include words in the plural where the text of the instrument so requires.
     23. MUTUAL RELEASES
     The Tenant hereby releases the Landlord, and the Landlord hereby releases the Tenant from any liability arising out of loss covered by any insurance policy, unless

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caused by the neglect of Landlord or Tenant. It is understood and agreed that all such policies will contain the following clause or other clause of similar import:
     “Neither party shall be liable or responsible for, and each party hereby releases the other from all liability and responsibility to the other and any person claiming by, through or under the other, by way of subrogation or otherwise, for any injury, loss or damage to any person or property in or around the Leased Premises or to the other’s business covered by insurance carried or required to be carried hereunder, irrespective of the cause of such injury, loss or damage, and each party shall require its insurers to include in all of such party’s insurance policies which could give rise to a right of subrogation against the other a clause or endorsement whereby the insurer waives any rights of subrogation against the other or permits the insured, prior to any loss, to agree with a third party to waive any claim it may have against said third party without invalidating the coverage under the insurance policy.”
     24. ISRA COMPLIANCE
     (a) Tenant shall, at Tenant’s own expense, comply with the Industrial Site Recovery Act, N.J.S.A. 13: 1K-6, et seq., and the regulations promulgated thereunder (“ISRA”) in the event of closing, termination or transfer of Tenant’s operation at the Premises. In the event that compliance with ISRA becomes necessary at the Premises due to any action on the part of, or with regard to, Landlord including, but not limited to, Landlord’s execution of a Sales Agreement for the Premises, any change in ownership of the Premises, the initiation of bankruptcy proceedings with regard to Landlord, Landlord’s financial organization, sale of the controlling share of Landlord’s assets, or sale of Landlord, and to the extent ISRA compliance is required, Landlord shall comply with ISRA with regard to the Premises at Landlord’s own expense. Tenant shall also provide all information within Tenant’s control requested by Landlord of the New Jersey Department of Environmental Protection (“NJDEP”) for preparation of non-applicability affidavits, if applicable, and Tenant shall promptly execute such

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affidavits should the information contained therein be found by Tenant to be complete and accurate. Tenant shall be responsible for that portion of the costs of ISRA compliance, which are applicable to Tenant’s discharge of toxic or hazardous substances or wastes at or about the Premises occurring during the term of this Lease. Tenant shall provide Landlord all information requested by Landlord reasonably necessary to complete ISRA compliance process.
     (b) Landlord represents and warrants to Tenant that as of the commencement date of the Lease the Premises are in compliance in all material respects with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.
     (c) Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, liabilities, lawsuits, damages and expenses (including, but not limited to, business interruption costs and reasonable attorney’s fees arising by reason of any of the aforesaid or an action against Landlord under this indemnity) arising directly or indirectly from, out of, or by reason of (i) any breach of this paragraph occurring during the term of this Lease, (ii) any spills or discharges of toxic or hazardous substances or wastes at the Premises which occurred prior to or during the term of this Lease other than those caused by the action or omission of Tenant, or (iii) Landlord’s failure to provide all information, make all submissions and take all actions required by the DEP.
     (d) Landlord shall, at Landlord’s own expense, prepare all submissions required by ISRA including, but not limited to, General Information Submissions, Site Evaluation Submissions, Sampling Plans, Negative Declarations and Cleanup Plans, and shall implement and complete same to the satisfaction of the DEP.
     (e) Landlord shall, at Landlord’s own expense, undertake and provide all financial assurances required by ISRA and the DEP.

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     (f) Tenant shall cooperate with Landlord by supplying to Landlord all information within Tenant’s control, to the extent that the ISRA compliance process requires information within Tenant’s control, at no cost to Landlord.
     (g) Tenant represents that its SIC number is 7377.
     25. BROKERAGE COMMISSION
     Landlord and Tenant each represent to the other that they have dealt with no broker except JGT Company, in connection with this transaction. Each agrees to indemnify and hold the other harmless against all claims, losses, liability, costs, and expenses (including reasonable counsel fees and expenses) resulting from a breach by the indemnitor of such representation. The representations and obligations contained in this paragraph shall survive the termination of this Lease. However, the provisions of this paragraph shall not be deemed or construed as a covenant for the benefit of any third party. The Landlord shall pay the commission pursuant to separate agreement. Tenant has not entered into any agreement with the broker beyond this transaction. Tenant does not agree to the use of or payment of a commission the broker for any renewal or extension of this Lease, except pursuant to a written agreement with the broker at the time of such renewal or extension. Landlord agrees to indemnify and hold Tenant harmless against any claim for commission for any renewal or extension not specifically agreed to by Tenant.
     26. CONSENT
     Whenever the prior consent or approval of either party hereto is required by the provisions of this Lease, the same shall not be unreasonably withheld and/or delayed and such consent shall be deemed given if no notice of being withheld is made within ten (10) days.
     27. TITLE
     Landlord warrants and represents to Tenant that Landlord has the power and authority to enter into this Lease for the term hereof, (including the renewal term); that Landlord is the owner of the fee simple to the Premises; and that title to the

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Premises is and shall continue to be free and clear of any liens and encumbrances except for those set forth on Schedule “C”.
     28. FORCE MAJEURE
     If either party shall be prevented or delayed from performing any obligation or satisfying any condition under this Lease by any strike, lock-out, labor dispute, inability to obtain labor or material, act of God, government restriction, regulation or control, or civil commotion, insurrection, sabotage, fire or other casualty or by any other events similar to the foregoing beyond the control of such party then the time to perform such obligation or satisfy such condition shall be postponed by the period of time consumed by the delay. If either party shall, as a result of any such event, be unable to exercise any right or option within the time limits provided therefore in this Lease, the time for exercise thereof shall be postponed for the period of time consumed by such delay.
     29. CERTIFICATION BY LANDLORD THAT LEASE IS IN FULL FORCE AND EFFECT
     Upon request of Tenant, at any time or from time to time, Landlord agrees to execute and deliver to Tenant within ten (10) days after such request, a written instrument duly executed (a) certifying that this Lease has not been modified and is in full force and effect or if there has been a modification of this Lease that this Lease is in full force and effect as modified, and stating such modifications (b) specifying the dates to which the Fixed Rent and additional rent have been paid; and (c) stating whether or not, to the knowledge of the party executing such instrument, that Tenant is in default and, if Tenant is in default, stating the nature of such default.
     30. SHORT FORM OF LEASE
     The parties hereto further covenant and agree that they will at the time of commencement of the term of this Lease, execute and deliver a short form memorandum of lease duly acknowledged and in recordable form setting forth, among other things, the name and addresses of the parties, a reference to this Lease and its

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date, the description of the Premises and the date of the commencement and termination of the Lease, and such other terms and conditions of this Lease other than the rental provisions as the parties may agree upon, but failure to agree upon such other terms and conditions to be set forth in such memorandum of lease shall not affect or impair the validity of this Lease of the obligations of the parties hereunder. The short form of lease may be recorded at the option of the Tenant, the Tenant being responsible for the costs of recording.
     31. QUIET ENJOYMENT AND NON-DISTURBANCE
     The Landlord covenants and agrees that the Tenant, upon payment of the Fixed Rent and Additional Rent reserved herein, and upon observing and keeping the covenants, agreements and stipulations of this Lease on its part to be kept, shall lawfully, peaceably and quietly hold, occupy and enjoy the Leased Premises during the term without hindrance, ejection or molestation.
     Landlord shall deliver to Tenant, upon execution of this Lease, a non-disturbance agreement from its lender,                                                             , satisfactory to Tenant’s counsel. In addition, Landlord shall use its best efforts to obtain a non-disturbance clause from any future lender for the term of this Lease or renewal thereof at Landlord’s sole cost and expense.

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     32. ARBITRATION
     If under this Lease any dispute is to be referred to arbitration, such dispute shall be settled by the Rules of the American Arbitration Association. The complaining party shall give notice specifying the demand for arbitration, each issue to be arbitrated and the name of the person it has designated as its impartial arbitrator. The party receiving such notice will appoint an impartial arbitrator and the two appointed arbitrators shall select a third arbitrator. If agreement on the third arbitrator cannot be reached, then the Judge of the Superior Court of New Jersey shall select such third arbitrator. The arbitrators shall decide the specific issues referred to them and any decisions shall be binding upon the parties. Landlord and Tenant shall each pay their own arbitrator and share the cost of the third arbitrator.
     33. SPECIAL DAMAGES
     NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES AS A RESULT OF A BREACH HEREOF EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
     34. RENEWAL OPTION.
     Comdisco shall have the right to renew the original Lease for two (2) five (5) year periods, by providing owner with twelve (12) months prior written notice. The rental rate structure shall be 100% of the “Current Market Rental Rate” for comparable first class office buildings/warehouses in the Pertinent Market. Thereafter, for the remainder of the renewal term, there shall be a three (3) percent annual increase. For purposes of this Lease, the term “Current Market Rental Rate” shall mean a rate comprised of the prevailing base rental rate for tenants per square foot of rental area available in the Pertinent Market. Any such Rate shall take into account any market concessions such as tenant improvements, free rent, constructions allowance, rent abatement, moving allowance, etc. and comparable leases (on the bases of factors such as, but not limited to, size and location of space and commencement dated and term of lease), if any, recently executed for space in the

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Building and other office buildings/warehouses in the Pertinent Market which are comparable to the Building in reputation, quality, age, size, location and level and quality of services provided (the foregoing factors not being exclusive in identifying comparable buildings) and which are not for any reason (such as, without limitation, economic distress) market anomalies. For the purposes hereof, “Pertinent Market” shall mean within ten (10) miles of the location of the Premises. If Landlord and Tenant do not agree on the Current Market Rental Rate fifteen (15) months before the termination of the then existing term, each party shall appoint an arbitrator who shall be a licensed real estate broker of the State of New Jersey, who shall be active in commercial rentals in the Pertinent Market or an appraiser qualified as an M.A.I. having an office in New Jersey. Such appointment shall be made by each party within thirty (30) days after notice of the necessity of arbitration, and each party shall advise the other of their choice. On the failure of either party to appoint an arbitrator within ten (10) days after notification of the appointment by the other party, the person appointed arbitrator may appoint an arbitrator to represent the party in default, which arbitrator shall not have served previously in a similar capacity for, or been otherwise employed by, the non-defaulting party. The two arbitrators appointed in either manner shall then proceed to make the determination of the Current Market Rental Rate for the renewal period and the mutual decision of the two arbitrators shall be binding on the parties. In the event of their inability to reach a result, they may select a third arbitrator, who shall not have served previously in a similar capacity for, or been employed by, either party. If the two arbitrators are unable to agree on a third arbitrator, a then sitting Judge of the Superior Court of New Jersey shall appoint the third arbitrator. The third arbitrator shall choose one of the two appraisals closest to market value and his determination shall be final and binding upon the parties. For this calculation, the building shall be a total of 301,827 square feet, consisting of 259,908 square feet on the first (1st) floor and 41,919 square feet on the second (2nd) floor.

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     35. RIGHT OF FIRST OFFER ON EXPANSION SPACE.
     The expansion space shall be defined as the adjacent site to the south of the property known as Block 131.1, part of Lots 9, 9.01, and 9.02 which the Landlord is currently contemplating a proposed 187,000 square foot light industrial and distribution building, (“Expansion Space”).
     During the Term of the Lease, including any Renewal Term (s), the Landlord hereby grants the Tenant the following rights with respect to the Expansion Space:
     (a) At any time after the commencement of the Initial Term, the Landlord agrees o notify Tenant in writing when the Landlord is having active, continuous and ongoing negotiations with a prospect for the Expansion Space. Within seven (7) business days of Tenant’s receipt of Landlord’s notice, Tenant shall notify Landlord of Tenant’s interest in proceeding to negotiate for the Expansion Space on a non-exclusive basis. The parties shall negotiate in good faith. The Landlord shall be free to continue negotiations with any prospect and Tenant simultaneously. In the event the Tenant fails to notify the Landlord of its interest in pursuing negotiations on the Expansion Space, the Landlord shall be free to negotiate with the prospect without any further obligation to Tenant. The Landlord’s obligation to notify Tenant shall be continuous until the property is developed.
     (b) At any time after two (2) years from the commencement of the Initial Term, if the Expansion Space becomes available, as an initial development of vacant office/warehouse space, the Landlord shall give written notice to the Tenant of such availability and for a period of thirty (30) days, the parties shall exclusively negotiate in good faith for the Tenant to occupy the Expansion Space.
     (c) All notices hereunder shall be sent via certified mail, return receipt requested and addressed as required under the Lease. Notices shall be deemed received on the actual receipt of such notice.

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     36. RIGHT OF FIRST OFFER TO PURCHASE
     Tenant shall be granted a right of first offer to negotiate for the purchase of the Building. Landlord agrees to provide Tenant with written notice of the availability of the Building for sale and offer the Building in its entirety to Tenant on such terms and conditions as Landlord would offer to third parties, as determined by Landlord in its sole and absolute discretion, prior to marketing said space to third parties. Tenant shall have sixty (60) days from the date of Landlord’s Notice to respond in writing to the same. If Landlord has not received a written response by the end of said sixty (60) day period or if Tenant declines to accept Landlord’s offer or makes a counteroffer which Landlord shall reject, in writing, as unacceptable in Landlord’s sole and absolute discretion, Landlord shall thereafter be free to market the Building and sell the Building for not less than the counter-offer submitted by Tenant If Landlord and Tenant agree on terms for the sale of the Building, but are subsequently unable, in good faith, to consummate an agreement with respect thereto acceptable to both Landlord and Tenant, Landlord shall thereafter be free to market the Building and sell the Building on such terms and conditions as landlord shall determine, in its sole and absolute discretion, without any further obligation to offer said Building again to Tenant.
     37. STATEMENT OF COMPETITORS
     Landlord agrees that it will not lease space in the Expansion Space to or maintain any sign for any competitor of Tenant’s Business Recovery Services Division, including but not limited to IBM, GE Capital, IBM Business Recovery Services or Sunguard Business Recovery Services without Tenant’s prior written consent. For so long as this Lease, including any Renewal or Expansion hereof, as provided in Sections 34 and 35, respectively, is in full force and effect, Landlord agrees not to sell the Building to a competitor of Tenant, including but not limited to IBM, GE Capital, IBM Business Recovery Services and Sungard Business Recovery Services.

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     38. ELECTRICAL SUBSTATION
     The Landlord shall design and provide at no cost to the Tenant an area on site sufficient to house an electrical substation which will be constructed by Tenant. In the event that in the future the Landlord requires additional electrical service from the substation, provided that Landlord’s use does not interfere with Tenant’s use of the substation, including but not limited to degradation of electrical power, it shall have the right to add to the substation for such additional electrical use, upon at least thirty (30) days prior written notice. In such event upon the completion of such addition, Landlord shall share proportionately in the cost of maintenance of such substation and shall be billed for such use at the same cost incurred by Tenant from the electric supplier. In the event that the area provided by the Landlord for such substation is insufficient for the Tenant’s purposes, Landlord will provide the additional space required for such addition and replace it at no cost to the Tenant. Any parking spaces lost by virtue of such increase shall be replaced by the Landlord on the south side of the building at no cost to the Tenant so that the Tenant will always have a minimum of 378 parking spaces on site.
     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

WITNESS:	RUSSO FAMILY LIMITED PARTNERSHIP, Landlord
	BY:	/s/ Lawrence Russo
LAWRENCE RUSSO, JR., General Partner

ATTEST:
COMDISCO, INC., Tenant
/s/ Illegible	BY:	/s/ Richard A. Finocchi
Richard A. Finocchi
Vice president
11/24/99

34

35

SCHEDULE “B”
INTENTIONALLY OMITTED

36

SCHEDULE “C”
LIENS AND ENCUMBRANCES
NONE

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SCHEDULE “A”
CONSTRUCTION SPECIFICATIONS
COMDISCO, INC.
GENERALIZED SPECIFICATION FOR NEW CONSTRUCTION AT 777 CENTRAL BLVD., CARLSTADT (SUBJECT TO FINAL PLANS AND SPECIFICATIONS APPROVED BY BOTH PARTIES.)
GENERAL DESCRIPTION:

BUILDING AREA:	259,908 SQUARE FEET TOTAL [1]

EXPANSION AREA:	41,919 SQUARE FEET MEZZANINE (NOT INCLUDED — CONSTRUCTED BY TENANT) [2]

CEILING HEIGHT:
OFFICE:	AS FINISHED BY TENANT
WAREHOUSE:	28’ CLEAR HEIGHT (UNDERSIDE OF STEEL)

BAY SPACING (WHSE):	60’ x 72’(EXCEPT FRONT ROW AT 53’ x 72’)

LOADING DOCKS:	FIVE (5) EXTERIOR DOORS WILL BE PROVIDED. THREE (3) DOORS WILL BE LOCATED ON THE NORTH SIDE OF THE BUILDING AND TWO (2) WILL BE LOCATED ON THE EAST SIDE.

CAR PARKING SPACES:	378

[1]	COMPLETION OF THE BUILDING SHELL ONLY, CONSISTING OF SITE PREPARATION, FOUNDATIONS, STEEL FRAMING, EXTERIOR MASONRY, ROOF DECK AND ROOFING, ROOF AND SITE DRAINAGE, PAVING, LANDSCAPING AND OTHER SITE WORK, WATER AND SEWER SERVICE INSTALLED TO THE BUILDING, AND ADEQUATE PROVISION (CONDUIT) PROVIDED INTO THE BUILDING TO SERVE THE TENANT’S NEED FOR TELEPHONE AND ELECTRICAL SERVICE. SIX (6) FOUR (4) INCH PVC CONDUITS WILL BE INSTALLED BY LANDLORD TO A LOCATION AT THE SOUTHEAST SIDE OF THE MEZZANINE, NO GREATER THAN 200 FEET FROM CENTRAL BOULEVARD. LANDLORD SHALL BRING POWER TO THE BUILDING AT LOCATIONS TO BE MUTUALLY AGREED UPON AT THE EXPENSE OF THE TENANT. SHOULD THE TENANT AGREE TO PROVIDE 3,000 AMP SERVICE IN A MUTUALLY AGREED LOCATION WITHIN THE WAREHOUSE, LANDLORD WILL PROVIDE TENANT WITH A $60,000.00 CREDIT.

Pls. Initial
Illegible

[2]	WORK SHALL BE PERFORMED BY RUSSO DEVELOPMENT, LLC UNDER SEPARATE CONTRACT FOR THE SUM OF $870,000. THE MEZZANINE WORK SHALL INCLUDE STRUCTURAL STEEL, METAL DECK, CONCRETE FLOOR, WITH A 60 PSF LIVE AND 20 PSF DEAD LOAD BEARING, ELEVATOR PITS AT TWO (2) LOCATIONS, AND REQUIRED STAIRS.
GENERAL REQUIREMENTS:
THE CONTRACTOR SHALL PROVIDE AND PAY FOR ALL LABOR AND MATERIAL EQUIPMENT, CONSTRUCTION, MACHINERY, UTILITIES AND OTHER SERVICES NECESSARY FOR THE CONSTRUCTION OF THE PROJECT. ALL MATERIALS SHALL BE NEW, OF GOOD QUALITY, FROM A REPUTABLE MANUFACTURER ESTABLISHED IN THE PRODUCTION OF THE MATERIAL. OBTAINING ALL REQUIRED PERMITS SHALL BE INCLUDED IN THE WORK. (SHELL ONLY)
SITE WORK:
THE CONTRACTOR SHALL PERFORM ALL SITE WORK AS INDICATED ON THE PLANS, INCLUDING, BUT NOT LIMITED TO, ROUGH AND FINISH GRADING, BITUMINOUS PAVING (2” F.A.B.C., 2” BASE COURSE OVER 4” STONE BASE, EXCEPT THAT IN TRUCK AREAS THERE WILL BE 2” F.A.B.C., 4” BASE COURSE OVER 4” STONE BASE), CONCRETE WALKS, PLATFORMS AND STAIRS, SODDING AND LANDSCAPING. ALL SODDED AREAS AS INDICATED ON THE PLANS SHALL RECEIVE 4” OF TOP SOIL. EVERGREEN AND OTHER SHRUBBERY SHALL BE PROVIDED AS INDICATED ON THE LANDSCAPE PLANS. ALL FOOTINGS SHALL REST ON FIRM, UNDISTURBED SOIL OF ADEQUATE BEARING CAPACITY. ALL EXCESS CUTS WILL BE FILLED WITH CONCRETE. ALL FILL UNDER SLABS SHALL BE CLEAN, HARD AND DURABLE, CONTAINING NO CLAY LUMPS, VEGETATION OR ORGANIC MATTER. ALL FILL SHALL BE PLACED UNDER THE DIRECTION OF A NEW JERSEY PROFESSIONAL ENGINEER TO PROVIDE NINETY-FIVE PERCENT (95%) MINIMUM COMPACTION. ALL STORMWATER DETENTION REQUIREMENTS HAVE BEEN MET.
CONCRETE WORK, FOOTINGS AND FOUNDATION WALLS:
ALL WORK SHALL BE DONE IN ACCORDANCE WITH THE BUILDING CODE REQUIREMENTS FOR REINFORCED CONCRETE A.C.I. CODE 318-LATEST EDITION AND THE BOCA BASIC BUILDING CODE, LATEST EDITION. ALL CONCRETE SHALL HAVE AN ULTIMATE COMPRESSIVE STRENGTH OF NOT LESS THAN 3,500 P.S.I. AFTER 28 DAYS, AND SHALL BE UNIFORM IN STRENGTH TO A TOLERANCE OF 5%. ALL FOOTINGS SHALL BE PLAIN CONCRETE FOOTINGS, SIZE AS INDICATED IN THE FOOTING SCHEDULE. THE TOP OF ALL INTERIOR FOOTINGS SHALL BE 8” BELOW FINISHED FLOOR, EXCEPT AS INDICATED. ALL EXTERIOR FOOTINGS SHALL BE PLACED AT A MINIMUM OF 3’ -0” BELOW FINISHED GRADE. ALL FLOOR SLABS SHALL BE SAW CUT WITH A MAXIMUM 20’ BY 24’ SPACING AT COLD JOINTS AND KEYED OR DOWELED AT CONSTRUCTION JOINTS. THE THICKNESS AND REINFORCING STEEL SHALL CONFORM TO A.S.T.M. A615-1970 FOR DEFORMED BILLET-STEEL BARS. ALL SLAB MESH TO CONFORM TO A.S.T.M., A497-1970 FOR WELDED DEFORMED STEEL WIRE FABRIC.